As filed with the Securities and Exchange Commission on December 16, 2004.
Registration No. ___________
________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM SB-2

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933
___________________

GOLDEN WEST BREWING COMPANY, INC.
 (Name of small business issuer in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	2082 (Primary Standard Industrial Classification Code Number)	90-0158978 (IRS Employer Identification Number)

945 West 2nd Street
Chico, California 95928
                  (530)  894-7906 (tel)   (707) 448-7842   (fax)
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
(Address of Principal Place of Business or Intended Principal Place of Business)

Brian Power, President
945 West 2nd Street
Chico, California 95928
                  (530)  894-7906 (tel)   (707) 448-7842   (fax)
(Name, address, including zip code, and telephone number of agent for service of process)

          Copies to:
 Clifford L. Neuman, Esq.
Clifford L. Neuman, P.C.
1507 Pine Street, Boulder, Colorado 80302
     (303) 449-2100 (tel)   (303) 449-1045 (fax)

Approximate date of commencement of proposed sale to public:
 As soon as practicable after the effective date of the Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [    ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $.0001 par value:	1,000,000	$.50	$500,000	$100.00
TOTAL:			$500,000	$100.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Golden West Brewing Company, Inc.

Cross-Reference Index
	Item No. and Heading In Form SB-2 Registration Statement	Location in Prospectus
1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus
3.	Summary and Risk Factors	Prospectus Summary; Risk Factors
4.	Use of Proceeds	Use of Proceeds; Risk Factors
5.	Determination of Offering Price	The Offering
6.	Dilution	*
7.	Selling Securityholders	Selling Securityholders
8.	Plan of Distribution	Plan of Distribution
9.	Legal Proceedings	Legal Proceedings
10.	Directors, Executive Officers, Promoters and Controlling Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Management and Principal Stockholders
12.	Description of Securities	Description of Securities
13.	Interest of Named Experts and Counsel	Legal Matters; Experts
14.	Disclosure of SEC Position on Indemnification for Securities Act Liabilities	Management - Indemnification and Limitation on Liability of Directors
15.	Organization Within Last Five Years	The Company; Business -- Overview
16.	Description of Business	Prospectus Summary; Risk Factors; Business
17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements; Business
18.	Description of Property	Business
19.	Certain Relationships and Related Transactions	Certain Transactions
20.	Market for Common Equity and Related Stockholder Matters	Market for Common Stock
21.	Executive Compensation	Management - Executive Compensation
22.	Financial Statements	Financial Statements
23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

* Omitted from Prospectus because Item is inapplicable or answer is in the negative

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

GOLDEN WEST BREWING COMPANY, INC.

1,000,000 Shares of Common Stock

       We are offering up to 1,000,000 shares of the common stock of Golden West Brewing Company, Inc.

       The offering is being conducted on a 400,000-share minimum, all-or-none, 1,000,000-share maximum, best efforts basis at an offering price of $.50 per share. Each investor must purchase a minimum of 1,000 shares, for a minimum investment of $500. Until we have sold at least 400,000 shares, all proceeds from the sale of the first 400,000 shares will be deposited into an escrow account with Corporate Stock Transfer, Inc., as escrow agent. If we are unable to sell at least 400,000 shares before the offering period ends, we will return all funds, without deduction or interest, to subscribers promptly after the end of the offering.

        We will only close the minimum offering if we have also completed our acquisition of Butte Creek Brewing Company, LLC.

       The offering will remain open until all of the shares offered are sold or _______________ [90 days from the date of this Prospectus]. We may extend the offering period for an additional 90 days, at our discretion. We may decide to cease selling efforts prior to such date if we determine that it is no longer beneficial to continue the offering.

       We plan to offer the shares through our officers and directors. We do not plan to use underwriters or pay any commissions on any sales of shares in this offering.

       To date, there has been no public market for any of our securities, and our securities are not listed on any stock exchange or traded on the over-the-counter market. The offering price has been determined by us arbitrarily.

No commissions will be paid on sales of shares in this offering.
	Price to Public	Proceeds to Company
Per Share	$.50	$.50
Minimum Offering	$200,000	$200,000
Maximum Offering	$500,000	$500,000
Investing in our common stock involves a high degree of risk. You should read the "Risk Factors" beginning on Page ___.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December ___, 2004.

Prospectus Summary

About our Company

       This summary highlights important information about our business and about the offering. Because it is a summary, it does not contain all the information you should consider before investing in our securities. Please read this entire prospectus.

       We were recently formed to acquire substantially all of the business assets of Butte Creek Brewing Company, LLC, a California limited liability company. We plan to complete the acquisition of Butte Creek on January 2, 2005, unless we fail to receive regulatory approval. We currently are a holding company for our wholly-owned subsidiary Golden West Brewing Company, a California corporation, which was formed to complete the acquisition.

       Butte Creek has been operating as a premier regional craft brewery in Chico, California since 1996. It specializes in brewing certified organic craft beers. Our flagship brews consist of Organic Ale, Organic Porter, Organic India Pale Ale, Mt. Shasta Pale Ale, Roland's Red, Creekside Wheat, and Gold Ale. In addition, we craft seasonal brews consisting of Winter Ale, Spring Ale, Christmas Cranberry Ale and Summer Pilsner.

       In addition to brewing our own brand of products, we have recently begun contract brewing for third parties.

       We currently distribute our products in a total of 19 states, including our core market of California which is serviced through both direct sales and distributors. The majority of our distribution outside of Northern California occurs through a network of independent alcoholic beverage distributors who are licensed in their respective jurisdictions.

       Butte Creek's principal offices and brewery are located at 945 West 2nd Street, Chico, California. Its telephone number at that address is (530) 894-7906. In addition, our internet website is located at www. organicale.com.

Acquisition of Butte Creek Brewing Company

        On October 8, 2004, we executed a definitive Asset Purchase and Sale Agreement (the "Acquisition Agreement") pursuant to which we plan to acquire all of the business assets, subject to a maximum of $300,000 in liabilities, of Butte Creek Brewing Company, LLC. In order to complete the acquisition, we will require the approval of the California Department of Alcoholic Beverage Control, which issues licenses to manufacture and sell in the State of California, and the approval of the United States Bureau of Alcohol, Tobacco and Firearms ("BATF"), which issues permits allowing the manufacture of fermented malt beverages. These two regulatory approvals are the only material conditions to completing the acquisition. We believe that we have fulfilled all of the requirements for these regulatory approvals and that they will be obtained within the next 60 days.

        Neither the minimum nor maximum offering described in this prospectus will be consummated until and unless the acquisition of Butte Creek has been completed.

        Unless otherwise stated, all information, including share and per share information, contained in this prospectus assumes that we have completed the acquisition of Butte Creek.

About The Offering
Securities offered:
Minimum	400,000 shares of common stock
Maximum	1,000,000 shares of common stock
Price to the public:	$.50 per share
Total Offering:
Minimum	$200,000
Maximum	$500,000
Shares Outstanding After Offering:
Minimum	2,100,000*
Maximum	2,700,000*
*Assumes we issue 200,000 shares of common stock, without adjustment, in connection with our acquisition of Butte Creek.
Manner of sales:	Solely through our officers and directors. We do not plan to use the services of an underwriter.
Commissions:	No commissions will be paid on sales of shares in this offering.
Term of offering:	The offering will begin on the date of this prospectus and will end _________________ [90 days from the date of this prospectus], unless all 1,000,000 shares of common stock are sold sooner.
Minimum investment:	Each investor in this offering must purchase a minimum of 1,000 shares, or $500. However, the Company reserves the right to accept lesser amount in its discretion.
Condition to Completing Offering	We will not close the minimum offering unless we have completed our acquisition of Butte Creek.
Escrow Arrangement:

This offering is being undertaken on a best efforts minimum of 400,000 shares and maximum of 1,000,000 shares. Within five days of our receipt of a subscription agreement accompanied by a check for the subscription amount, we will send by first class mail a written confirmation to notify the investor of the extent if any, to which such subscription has been accepted by us. Until the minimum offering of 400,000 shares has been sold, once subscriptions have been accepted, the proceeds will be deposited into an escrow account with Corporate Stock Transfer, Inc., our transfer agent, as escrow agent. Once the minimum offering is sold, and subject to our having completed our acquisition of Butte Creek, the proceeds of the offering will be released from escrow and delivered to the Company. If the offering is terminated without achieving the minimum sale of 400,000 shares, or because we were unable to complete the acquisition of Butte Creek, all subscriptions will be returned to the investors, without deduction or interest.

Subscription agreements:

Investors in the offering will be required to sign a subscription agreement at the time of their investment and deliver it together with payment for their shares, to Corporate Stock Transfer, Inc., as escrow agent. All subscription payments should be made payable to the order of "Golden West Brewing Company, Inc. Escrow Account." Assuming the sale of the minimum offering of 400,000 shares, investors will receive their certificates within 30 days following the termination date of this offering.

Participation by affiliates:

Our affiliates may not purchase shares in the minimum offering to satisfy the minimum offering requirement. Affiliates may participate after the minimum offering has been completed; however, no affiliate has made any commitment to participate. We have not placed any limitation on the number of shares an affiliate may purchase in the offering.

Pro Forma Summary Financial Data

       The following pro forma summary financial data presents our pro forma consolidated condensed financial information as if we had completed the acquisition of Butte Creek as of and at the beginning of each period shown. The pro forma summary financial data is incomplete and should be read in conjunction with the complete financial statements of Golden West and Butte Creek contained elsewhere in this prospectus. Our pro forma historical operating information may not be indicative of our future operating results.

Pro Forma Statement of Operations Data:	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2004		2003
Total Revenues	$ 491,906		$ 438,753
Cost of Sales	330,904		338,160
Operating expenses	310,405		237,644
Other expense	263,187		165,047
Net loss	(412,590)		(302,098)
Net loss applicable to common stockholders	(412,590)		(302,098)
Basic and diluted loss per share	(0.26)		(0.19)
Shares used in computing basic and diluted loss per share	1,612,000		1,612,000

	At September 30,
	2004
Pro Forma Balance Sheet Data:	Actual	Adjusted
		Minimum(1)	Maximum(2)
Working capital (deficit)	(199,438)	(49,438)	250,562
Total assets	361,384	511,684	811,684
Total Liabilities	409,709	359,709(3)	259,709(3)
Stockholders' deficiency	(48,025)	101,975	401,975

________________

(1)     Adjusted to reflect net proceeds of $150,000 from our assumed sale in this offering of 400,000 shares at an offering price of $.50 per share.

(2)     Adjusted to reflect net proceeds of $450,000 from our assumed sale in this offering of 1,000,000 shares at an offering price of $.50 per share.

(3)     Assumes liabilities are reduced by $50,000 if only the minimum offering is sold, and by $150,000 if the maximum offering is sold.

Risk Factors

An investment in our securities is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

Risks Related to This Offering and Our Stock

The tangible book value of our common stock after the offering will be lower than the offering price, which will result in immediate and substantial dilution for investors.

Even if we sell all 1,000,000 shares that we are offering, investors purchasing shares of our common stock in this offering will incur immediate and substantial dilution of their investment of approximately $.35 per share, or 70% of the offering price, based upon our adjusted net tangible book value as of September 30, 2004. If we sell fewer than 1,000,000 shares, the dilution will be even greater. To the extent that currently outstanding options to purchase our common stock are exercised, there will be further dilution to investors acquiring shares of common stock.

Since we have arbitrarily determined the purchase price of the shares with no input from an independent third party, the purchase price might not accurately reflect the value of the shares.

Our board of directors has arbitrarily determined the offering price of the shares. Since no underwriter or independent third party has been involved in pricing the shares, we cannot assure you that this price accurately reflects the value of the shares or that you will be able to resell the shares at such price. Investors may lose all or part of their investment.

The market price of the common stock, if a public trading market develps, may decline below the initial public offering price and this decline may be significant. The value of your investment could decline due to the impact of several factors upon the market price of our common stock, including our failure to meet operating needs.

In addition, stock markets have experienced extreme price and volume fluctuations, and the market prices of securities of microcap companies have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may not be able to resell their shares at or above the initial public offering price.

You may lose the use of your funds for up to 180 days if at least 400,000 shares are not sold.

The offering is being made on a 400,000 share, all or none basis. During the offering period, until at least 400,000 shares are sold, proceeds will be held in a non-interest-bearing escrow account. If the offering is not successful, your funds will be returned to you, with no deduction for expenses, and with no interest. Since the offering period may be extended to 180 days, if the minimum number of shares is not sold you would lose the use of your investment for that period of time.

We do not plan to pay dividends in the foreseeable future; investors may never see a return on their investment.

We plan to retain earnings, if any, to provide funds for the operation and expansion of our business, and, accordingly, we have no present intention to pay any dividends on our common stock. Any payment of future cash dividends and the amounts thereof will be dependent upon our earnings, financial requirements, and other factors deemed relevant by our board of directors.

Changing conditions in our business may cause our management to change the use of the proceeds of this offering.

Our board of directors presently plans to use the proceeds from the sale of the shares for the purposes described in the Use of Proceeds section of this prospectus. However, a number and a variety of factors may cause it to vary the use of those proceeds. A substantial amount of the proceeds are allocated to "working capital" and may be used by us in a number of unspecified ways. Our board will have broad discretion over the use of those proceeds, and we cannot assure you that such uses will not vary substantially from our current intentions.

Provisions of Delaware law and of our charter laws may make a takeover more difficult, which could impede the ability of public stockholders to benefit from a change in control or change in our management.

Provisions in our Certificate of Incorporation and By-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and Board of Directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so.

Future issuances of our common stock could dilute current shareholders and adversely affect the market if it develops.

We have the authority to issue up to 20,000,000 shares of common stock and 5,000,000 shares of preferred stock and to issue options and warrants to purchase shares of our common stock, without shareholder approval. These future issuances could be at values substantially below the price paid for our common stock by investors in this offering. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

We may issue preferred stock that would have rights that are preferential to the rights of the common stock.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

There is currently no market for our common shares.

There is presently no market for our common shares. There is no assurance that a liquid market for our common shares will ever develop in the United States or elsewhere, or that if such a market does develop that it will continue. Accordingly, an investment in common shares of our Company should only be considered by those investors who do not require liquidity and can afford to suffer a total loss of their investment. An investor should consult with professional advisers before making such an investment.

Over-the-counter stocks are subject to risk.

We have not applied to have our shares listed on any stock exchange or on the NASDAQ Stock Market, and we do not plan to do so in the foreseeable future. As a result, if a trading market does develop for our common stock, of which there is no assurance, it is likely that our shares will trade on the over-the-counter market. The OTC market for securities has experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock.

Trading in our securities will in all likelihood be conducted on an electronic bulletin board established for securities that do not meet NASDAQ listing requirements. As a result, investors will find it substantially more difficult to dispose of our securities. Investors may also find it difficult to obtain accurate information and quotations as to the price of, our common stock.

Our stock price may be volatile increasing the risk of any investment in our securities.

Our stock price may be volatile and as a result, investors could lose all or part of their investment. The value of an investment could decline due to the impact of any of the following factors upon the market price of our common stock:

* failure to meet sales and marketing goals or operating budget
* decline in demand for our common stock
* operating results failing to meet the expectations of securities analysts or investors in any quarter
* downward revisions in securities analysts' estimates or changes in general market conditions
* investor perception of our Company's industry or prospects
* general economic trends

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at or above the offering price.

Fluctuations in our quarterly operating results could adversely affect the market for our common stock.

Our Company's quarterly operating results are subject to fluctuations, and if we fail to meet the expectations of securities analysts or investors in any quarter, our share price could decline significantly. Our business is highly seasonal, with greater sales in the second and third quarters. In addition to these seasonal fluctuations, factors that may cause our operating results to vary include many of the risk factors discussed elsewhere in this prospectus, and also include:

* the nature of a significant proportion of our operating expenses, particularly personnel and facilities
* prices and suppliers of raw materials
* the effect of employee and contractor utilization rates and the time required to train and productively engage new employees
* changes in our pricing policies or those of our competitors

Accordingly, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of our future performance.

Trading in our common stock is subject to the "penny stock" rules which have an adverse impact on our public trading market.

Our common stock will be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock and have a depressive effect on the trading price of public shares subject to the penny stock rules. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Outstanding shares that are eligible for future sale could adversely impact a public trading market for our common stock, if a public trading market develops.

All of the 1,500,000 common stock currently outstanding were offered and sold by us in private transactions in reliance upon an exemption from registration under the Securities Act. Accordingly, all of such shares are "restricted securities" as defined by Rule 144 ("Rule 144") under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration. In general, under Rule 144 a person (or persons whose shares are required to be aggregated), including any affiliate of ours, who beneficially owns restricted shares for a period of at least one year is entitled to sell within any three month period shares equal in number to the greater of (i) one percent of the then outstanding shares of common stock or (ii) the average weekly trading volume of the same class of shares during the four calendar weeks preceding the filing of the required notice of sale with the Commission. The seller must also comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are required to be aggregated) who is not, at the time of sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares without regard to notice, manner of sale, public information or the volume limitations described above. Approximately 700,000 shares of common stock are eligible for resale under Rule 144 provided other requirements of Rule 144 are met and assuming the proposed reductions in holding period are not adopted).

No prediction can be made as to the effect, if any, that future sales of restricted shares of common stock, or the availability of such common stock for sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of such common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of the common stock.

Risks Related to Our Business

We do not yet have a history of earnings, profit or return on investment and there is no assurance that we will operate profitably or provide a return on investment in the future.

We have never been profitable, we expect to incur net losses for the foreseeable future and we may never be profitable. We incurred a pro forma consolidated net loss of $(302,098) for the fiscal year ended December 31, 2003 and a pro forma consolidated loss of $(412,590) for the nine months ended September 30, 2004.

As a result of our limited operating history it is difficult to forecast our future operating results. We expect to substantially increase our sales and marketing and general administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability in the future.

Our future operating results will depend on many factors, including:

* The overall growth rate for the microbrew market in which we compete.
* The level of market acceptance of, and demand for, microbrews in general and our organic microbrews in particular.
* The level of product and price competition.
* Our ability to attract, train, retain and motivate qualified consulting, technical and other key personnel.
* Our ability to purchase additional brewing equipment to increase our production capacity.

Our trademarks and other intellectual property rights may not provide us with adequate protection.

We do not claim and do not believe that we can protect the recipes and formulas that we use in developing and manufacturing our craft beers.

We rely heavily on developing brand recognition for our products and claim common law trademark protection for all of our brands. However, we have not and do not have plans to apply to register any of our trademarks in the foreseeable future.

Since December, 2003, we have marketed one of our pale ales under the name "Mt. Shasta Ale." However, we have received notification from two independent sources that the use of that name might infringe upon senior intellectual property rights held by those parties. If we are compelled to discontinue using the trademark Mt. Shasta Ale, any goodwill that may have developed with our prior marketing under that brand will have been lost.

Other than our efforts to develop brand recognition and protect those brands with common law and federal and state trademark laws, we do not believe that intellectual property rights form a basis for significant competitive advantage.

We could become involved in costly and disruptive litigation related to our intellectual property.

Except for the dispute surrounding our use of the trademark "Mt. Shasta Ale," we are not aware that any of our products or other intellectual property infringe upon the proprietary rights of third parties. However, there can be no assurance that additional third parties will not claim infringement by us with respect to current or future products, similar to those being asserted by third parties against the owner of the Mt. Shasta Ale trademark. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights, or for purposes of establishing the validity of our proprietary rights. Litigation, either as plaintiff or defendant, could cause us to incur substantial costs and divert management resources from productive tasks whether or not such litigation is resolved in our favor, which could have a material adverse effect on the business. Parties making claims against us could seek to recover substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to sell or license our products. Such a judgment could have a materially adverse effect on our business.

We will continue to need significant capital, without which our business may fail.

We are dependent on and intend to use virtually all of the net proceeds of this offering for debt repayment, for working capital and to develop a marketing plan. We estimate that we will need approximately $250,000 to provide necessary working capital over the next 12 months. The proceeds received from this offering may not be sufficient to meet our working capital requirements. The proceeds from only the minimum offering would enable us to operate for only five months without additional funds. At September 30, 2004, on a pro forma basis, we also owed in excess of $385,921 in short term debt to various persons, including vendors, our officers and directors and other related parties. At least $50,000 will be used to pay in part some of our creditors and it is possible that additional proceeds of this offering will be needed to pay some of those creditors since we have no other assured source of funds. We do not have any commitments for any other funds outside this offering and there can be no assurance that additional funds will be available on acceptable terms, if at all. We do not have any agreements with our creditors, including our officers and directors, concerning payment of our liabilities and if we are unable to continue in business we would be required to pay those obligations before any payment could be made to any shareholder, including investors in this offering. Investors should be aware that there is a substantial risk that they could lose the full amount of their investment in our securities.

We need to manage the growth of our organizational infrastructure effectively or we may not succeed.

We are a developing company. Our ability to manage our growth will depend in large part on our ability to generally expand our operational and sales and marketing capabilities, to develop the management skills that our personnel, many of whom have been with us for a relatively short time, and to train, motivate and manage both our existing personnel and the additional personnel that may be required. Additionally, we may not adequately anticipate all the demands that growth may impose on our systems, procedures and structure. Any failure to adequately anticipate and respond to these demands or manage our growth effectively would have a material adverse effect on our future prospects.

If we lose our key personnel or fail to attract and retain additional personnel, the success and growth of our business may suffer.

A significant portion of our management team has been in place for a relatively short period of time. We do not have written employment agreements with or key man life insurance on any of our key personnel. Our future success will also depend significantly on our ability to attract, integrate and retain highly skilled personnel, including sales and marketing personnel. If we are unable to attract, integrate and retain such persons, our business could be adversely affected.

If we are unable to increase our production volume, we may not be able to achieve break-even or profitable operations.

Our current production rate is approximately 3,500 barrels per year. We estimate that we will need to increase production volume to at least 5,000 barrels per year in order to achieve break-even operating results. To increase production, we will need to purchase additional brewing equipment, which will require additional working capital. There can be no assurance that the proceeds of this offering will be sufficient to enable us to increase our production capacity to reach break-even or profitable operations.

If we are unable to expand our product distribution, future operating results will suffer.

Our direct distributions have historically been concentrated in Northern California. Our direct sales in Northern California accounted for 36.1% of 2003 and 47.5% of sales through September 30, 2004. We also have third-party distributor sales in Northern California, as well as in 18 other states; however, those sales are sporadic, unpredictable and difficult to manage. There is no assurance that consumers in new geographic markets will be receptive to our products. We believe that Northern California is likely to continue to be the largest market for our brands, and that regional identification may assist our competitors in other regions. Penetration into other regional markets is an important element of our growth plan, and failure to accomplish this objective will hinder the success of the expansion plan and could have a material adverse impact on our business, financial condition, and results of operations.

We rely heavily upon independent distributors to market our product. Those distributors also market other alcoholic beverages, including other craft beers that are competitive with ours. As a result, distributors can significantly influence the degree to which retailers and consumers buy our products instead of products of competitive microbreweries.

We distribute our products through a network of independent import distributors for resale to retailers such as restaurants, taverns, and bars as well as to local distributors. Accordingly, we are dependent upon these distributors to sell our beer and to assist us in creating demand for, and promoting market acceptance of our products. We also depend upon them to provide adequate service to our retail customers. There can be no assurance that our distributors will devote the resources necessary to provide effective sales and promotional support to us.

The distributors that we rely upon also market competing imported and domestic craft beers. Although by law distributors are independent of any brewer, a distributor can be controlled if it relies on one or two large brewers who account for the majority of its sales. We have no formal written distribution agreements with our distributors. A down-turn in the performance or loss of a single distributor can have a material adverse impact on our business, financial condition, and results of operations.

Aging of inventories may result in material losses in the future.

We do not use preservatives in our products, and accordingly the packaged beer has a shelf life of approximately 120 days from the release date. Our policy is to sell product to distributors with sufficient remaining shelf life to ensure that the beer will be fresh when sold to the consumer. Product that remains unsold after 120 days is returned to us for destruction or other disposition. If and to the extent that near-term sales projections exceed actual performance and result in material excess packaged beer inventories, we may experience inventory write-downs which could in turn have a material adverse impact on our financial condition and results of operations.

Our brewery operations are subject to environmental regulation which could adversely affect our business.

Our waste products consist of water, spent grains, hops, glass and cardboard. Disposal of our waste, including sewer discharge from the brewery, is monitored by local governmental agencies. While we believe we currently comply with all governmental regulations, if we fail to comply with applicable standards for such disposal, fines could be levied and our business operations curtailed.

Possible increases in excise taxes could already effect our business.

Alcoholic beverages are subject to substantial federal and state excise taxes. The federal rate of taxation increases from $7.00 per bbl. to $18.00 per bbl. for annual production in excess of 60,000 bbl. Our current production rate is 3,500 bbl per year. The State of California imposes an excise tax of $6.20 per bbl. Alcoholic beverages have in recent years been targets of attempts to increase so-called "sin taxes." If excise taxes are increased, we could have to raise prices to maintain profit margins. Historically, price increases due to additional excise taxes have not reduced unit sales, but past experience does not necessarily indicate future effects, and the actual effect is likely to depend on the amount of the increase, general economic conditions, and other factors. The occurrence of significant tax increases could have a material adverse impact on our business, financial condition, and results of operations.

Competition from others with greater resources could prevent us from increasing revenue and achieving profitability.

We compete in the craft beer segment of the domestic beer market. The principal competitive factors affecting the market for our beers include product quality, taste, distribution capabilities, brand recognition, packaging and price. There can be no assurance that we will be able to compete successfully based on these and other factors. We compete with a variety of domestic and international brewers, many of whom have substantially greater financial, production, distribution and marketing resources and have achieved a higher level of brand recognition than ours. Many of these larger brewers have introduced fuller flavored beers which directly compete with our products. Such increased competition may result in price reductions, reduced profit margins and loss of market share, all of which would have a material adverse effect on our financial condition and results of operations. Our products also compete with other segments of the beer and beverage market, including low or no-alcohol products. We compete not only for consumer acceptance and loyalty but also for shelf and tap space in retail establishments and for marketing focus by our import distributors and their customers, all of which also distribute and sell other beers and alcoholic beverage products.

Operating hazards related to our business could result in liability risks.

Our operations are subject to certain hazards and liability risks faced by all brewers, such as bottle flaws or potential contamination of ingredients or products by bacteria or other external agents that may be accidentally or wrongfully introduced into products or packaging. Our products are not pasteurized, irradiated or chemically treated and require careful product rotation to prevent spoilage. However, neither spoiled beer nor the bacteria introduced in the brewing process is known to be harmful to human health. We run periodic diagnostic tests on all of our products to assure that they meet our quality control guidelines and comply with federal and state regulatory requirements. While we have not experienced a serious contamination problem in our products, the occurrence of such a problem could result in a costly product recall and serious damage to our reputation for product quality. Our operations are also subject to certain injury and liability risks normally associated with the operation and possible malfunction of brewing and packaging equipment. We currently maintain general liability insurance, which includes liquor liability coverage, currently limited to $1,000,000 per occurrence and $2,000,000 in the aggregate annually. While we believe these general liability insurance limits are adequate, there can be no assurance that future claims may not exceed those limits. Further, future increases in premiums could make it prohibitive for us to maintain adequate insurance. A large uninsured or underinsured damage award could have a material adverse impact on our business financial condition and results of operations.

Changes in government regulation could affect our profitability.

Our business is highly regulated by federal, state and local laws and regulations. The laws and regulations include such matters as: licensing requirements, trade and pricing practices, permitted and required labeling, advertising, promotion and marketing practices, relationships with distributors and related matters. For example, federal and state regulators require warning labels on our products. We believe that we have obtained all regulatory permits and licenses necessary to operate our business in states where our products are distributed. Failure on our part to comply with federal, state or local regulations could result in the loss or revocation or suspension of our licenses, permits or approvals and accordingly could have a material adverse effect on our business. In addition, changes to federal, state and local environmental regulations, including laws relating to packaging and waste discharge, or any other laws or regulations which affect our products could have a material adverse effect on the our results of operations.

Shifting public attitudes toward alcohol consumption may impact revenues.

The alcoholic beverage industry has become the subject of considerable societal and political attention in recent years due to increasing public concern over alcohol-related social problems including drunk driving, underage drinking, and health consequences from the misuse of alcohol, including alcoholism. In addition, a number of anti-alcohol groups are advocating increased governmental action on a variety of fronts unfavorable to the beer industry, including the legislation of new labeling or packaging requirements and restrictions on advertising and promotion that could adversely affect the sale of our products. If beer consumption in general were to come into disfavor among domestic consumers, or if the domestic beer industry were subjected to significant additional governmental regulations, our business could be materially adversely affected. In addition, there can be no assurance that the operations of our brewery will not become subject to increased taxation by federal or state agencies, which may materially and adversely affect our operations, revenues and potential profitability. Congress and many state legislatures are considering various proposals to impose additional excise taxes on the production and sale of alcoholic beverages, including beer. Some of the excise tax rates being considered are substantial. Restrictions on the sale and consumption of beer or increases in the retail cost of beer due to increased governmental regulations, taxes or otherwise, could materially and adversely affect our financial condition and results of operations.

Supply shortages could adversely affect our business.

Shortages or increased costs of fuel, water, raw materials or power, or allocations by suppliers could restrict the operations of our brewery, or otherwise materially and adversely affect our ability to produce and market our beer products. We do not have any long-term contracts for our supplies.

While we attempt to use organic hops wherever possible, many forms of hops are not available organically. In the United States, only one type of hops are organically grown. All other organically-grown hops must be purchased from foreign sources, and those quantities are limited. As a result, the limited supply of organic hops limits our possible production of 100% organic microbrews. This limited supply impairs our ability to exploit our competitive advantage over non-organic microbrewers.

We cannot be certain of the continued growth of the craft/microbrewery industry.

The sale and consumption of craft/microbrewed beer has increased in recent years, with growth approximately 3.5% annually. There can be no assurance that the demand for craft/microbrewed beer will continue to grow at such rate. New craft/microbreweries, like our brewery, are being developed and existing craft/microbreweries are increasing their production capacities. If the demand for craft/microbrewed beer does not continue to increase to match increases in supply, our brewery will face intensified competition.

Governmental regulation of environmental matters could pose additional burdens on our business.

The manufacture and sale of alcoholic beverages is regulated by both federal and state authorities. We have obtained and currently maintain all required federal and state permits, licenses and bonds required to operate our brewery. In addition, our brewery is subject to regulation by the water pollution control divisions of the United States Environmental Protection Agency and the State of California. Although we believe that we are in full compliance with all applicable environmental regulations, there can be no assurance that future changes in those regulations may require us to alter our method of operations or install fixtures and equipment with associated delays and increased costs. Changes to existing governmental regulations and increased costs required for compliance could adversely affect our future results of operations.

Determination Of Offering Price

There is no public trading market for our common stock, and the price of the shares offered hereby bears no relationship to our assets, book value, net worth or any other recognized criteria of value The offering price of the shares was determined arbitrarily by our management, and should not be considered as an indication of our actual value. Each prospective investor should make an independent evaluation of the fairness of such price.

Use of Proceeds

       The net proceeds to us from the sale of the shares after deducting offering expenses, are expected to be approximately $150,000 if the minimum number of 400,000 shares are sold at an offering price of $.50 per share, or $450,000 if the maximum number of 1,000,000 shares are sold.

       These proceeds are intended to be utilized substantially in the dollar amounts and percentage of total proceeds set forth below.
Application of proceeds	Minimum	%	Maximum	%
Repayment of debt	$50,000	33.3%	150,000	33.3%
Brewing Equipment	$50,000	33.3%	50,000	11.1%
Working capital	$50,000	33.3%	250,000	55.6%

       "Repayment of Debt." No more than 25% of the net proceeds will be used to pay officers, directors, or related parties.

       "Brewing Equipment." To increase production to at least break-even levels, we will need an additional fermentation tank and Brite tank. We estimate the cost of that equipment used, if available, to be approximately $30,000, and new equipment approximately $50,000.

       "Working capital" includes costs associated with the following expenditures necessary for our ongoing operations, including:
-	Rent
-	Utilities
-	Employee and officer salaries and benefits
-	Professional and consulting fees

       The amounts set forth above represent our best estimate for the use of the net proceeds of this offering in light of current circumstances. However, actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in economic conditions, unanticipated complications, delays and expenses, or problems relating to the development of additional products and/or market acceptance for our products and services. Any reallocation of the net proceeds of the offering will be made at the discretion of our Board of Directors but will be in furtherance of our strategy to achieve growth and profitable operations through the development of our products and commencement of our marketing efforts. Our working capital requirements are a function of our future growth and expansion, neither of which can be predicted with any reasonable degree of certainty. We may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that we will be able to make these arrangements in the future should the need arise.

       Pending our use of the net proceeds of the offering, the funds will be invested temporarily in certificates of deposit, short-term government securities, or similar investments. Any income from these short-term investments will be used for working capital.

       The net proceeds from this offering, together with internally generated funds and funds on hand at the time of the offering, based on historical experience, are expected to be adequate to fund our working capital needs for at least the next five months if only the minimum proceeds are received, or for the next 12 months if the maximum proceeds are received.

Dividend Policy

       We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Our Board of Directors will determine whether any cash dividends will be declared in the future.

Pro Forma Capitalization

       The following table sets forth our pro forma capitalization as of September 30, 2004, giving retroactive effect to our acquisition of Butte Creek as of that date. This section should be read in conjunction with the consolidated financial statements and pro forma financial information and related notes contained elsewhere in this prospectus.
	Actual	As of September 30, 2004
		As Adjusted(1)
		Minimum	Maximum
Stockholders' Equity:
Common Stock, $.0001 par value,
20,000,000 shares authorized; 1,500,000 shares issued and outstanding at December 15, 2004; 2,100,000 shares issued and outstanding, as adjusted, assuming the minimum number of shares are sold; 2,700,000 shares issued and outstanding, as adjusted, assuming the maximum number of shares are sold(1) (4)

	150	210	270
Preferred Stock, $.0001 par value,
5,000,000 shares authorized; no shares issued and outstanding at September 30, 2004.	-	-	-
Capital in excess of par value	362,689	512,659(2)	812,569(3)
Accumulated (deficit)	(411,025)	(411,025)	(411,025)
Stockholders equity (deficit)	(48,186)	101,814	401,814

___________________________________

(1)     Does not include up to 500,000 shares reserved for issuance pursuant to the Company's 2004 Equity Incentive Plan.

(2)     Assumes the sale of the minimum offering of 400,000 shares of common stock for net proceeds of $150,000.

(3)     Assumes the sale of the maximum offering of 1,000,000 shares of common stock for net proceeds of $450,000.

(4)     Assumes we issue 200,000 shares in connection with the acquisition of Butte Creek. Actual number of shares is subject to adjustment.

Dilution

       At September 30, 2004, we had a historical pro forma net tangible book value deficit of $(51,248) or $(0.3) per share, based upon 1,612,000 shares of common stock outstanding. Pro forma net tangible book value per share is determined by dividing the number of outstanding shares of common stock into our pro forma net tangible book value, meaning total assets less total liabilities, and then subtracting capitalized offering costs. If we sell all 1,000,000 shares that we are offering, of which there is no assurance, after deducting $50,000 of estimated offering expenses, the adjusted pro forma net tangible book value as of September 30, 2004, would have been $398,752 or $.15 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $.18 per share to current stockholders and an immediate decrease of $.35 per share to you as an investor in our offering. To the extent fewer shares are sold in the offering, the dilution to investors will be greater.

       If we sell the minimum of 400,000 shares, of which there is no assurance, after deducting $50,000 of estimated offering expenses, the adjusted pro forma net tangible book value as of September 30, 2004, would have been $98,752 or $.05 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $.08 per share to current stockholders and an immediate decrease of $.45 per share to you as an investor in our offering.

       The following table illustrates the per share dilution, assuming (i) 400,000 shares are sold in our offering; and (ii) all 1,000,000 shares are sold:
	Minimum	Maximum
Public offering price per share of common stock	$.50	$.50
Pro forma net book value deficit per share of common stock before offering	$(.03)	$(.03)
Adjusted pro forma net book value per share of common stock after offering	$.05	$.15
Increase per share of common stock attributable to present stockholders	$.08	$.18
Decrease per share of common stock attributable to new investors	$.45	$.35
Dilution per share as a percent	90%	70%

       These numbers do not include up to 500,000 shares reserved for issuance pursuant to our 2004 Equity Incentive Plan There are currently no outstanding options or other rights to purchase shares of common stock under the Plan.

       The following table sets forth, as of December 31, 2004, the number of shares of common stock that have been purchased, or that may be purchased under outstanding options by affiliated shareholders only, assuming for this purpose that all such options have been exercised, the percentage of total consideration paid, and the average price per share paid by (i) our officers, directors, promoters, and affiliated persons (ii) all present shareholders; and (iii) investors purchasing shares in this offering.

Assuming 400,000 shares are sold:
					Average
	Shares Purchased		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Affiliated shareholders	928,000	44.2%	$254,500	47.6%	$0.27
All present shareholders	1,700,000	81.0%	$335,000	62.6%	$0.20
New investors	400,000	19.0%	$200,000	37.4%	$0.50
Total	2,100,000	100.0%	$535,000	100.0%	$0.26

Assuming 1,000,000 shares are sold:
					Average
	Shares Purchased		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Affiliated shareholders	928,000	34.4%	$254,500	37.7%	$0.27
All present shareholders	1,700,000	63.0%	$335,000	39.4%	$0.20
New investors	1,000,000	37.0%	$500,000	60.0%	$0.50
Total	2,700,000	100.0%	$835,000	100.0%	$0.31

Information about the Market for Our Securities

       There currently exists no public trading market for our securities. We do not intend to develop a public trading market until our offering has terminated. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your investment without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

       In addition, it is likely that our common stock will be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to penny stocks require a broker dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission. That disclosure document advises an investor that investment in penny stocks can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in penny stocks, to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

Safe Harbor for Forward-looking Statements

In General

       This prospectus contains statements that plan for or anticipate the future. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the following:
*	our product and marketing plans
*	consulting and strategic business relationships;
*	statements about our future business plans and strategies;
*	anticipated operating results and sources of future revenue;
*	our organization's growth;
*	adequacy of our financial resources;
*	development of new products and markets;
*	competitive pressures;
*	changing economic conditions;
*	expectations regarding competition from other companies; and
*	our ability to manufacture and distribute our products.

       Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:
*	changes in general economic and business conditions affecting the craft/microbrew industries;
*	developments that make our beers less competitive;
*	changes in our business strategies;
*	the level of demand for our products; and

       In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

Selected Pro Forma Financial Data

       We have set forth below certain selected pro forma financial data. This pro forma financial data was prepared as if our acquisition of Butte Creek had occurred as of and at the beginning of the periods shown. The information has been derived from the financial statements, pro forma financial information and notes thereto included elsewhere in this prospectus.
Pro Forma Statement of Operations Data:	Nine Months Ended September 30, 2004		Fiscal Year Ended December 31, 2003
Total Revenues	$ 491,906		$ 438,753
Cost of sales	330,904		338,160
Operating expenses	310,405		237,644
Other expense	263,187		165,047
Net loss	(412,590)		(302,098)
Net loss applicable to common stockholders	(412,590)		(302,098)
Basic and diluted loss per share	(0.26)		(0.19)
Shares used in computing basic and diluted loss per share	1,612,000		1,612,000

	At September 30,
	2004
Pro Forma Balance Sheet Data:	Actual	Adjusted
		Minimum(1)	Maximum(2)
Working capital (deficit)	(199,438)	(49,438)	250,562
Total assets	361,384	511,684	811,684
Total Liabilities	409,709	359,709(3)	259,709(3)
Stockholders' deficiency	(48,025)	101,975	401,975

________________

(1)     Adjusted to reflect net proceeds of $150,000 from our assumed sale in this offering of 400,000 shares at an offering price of $.50 per share.

(2)     Adjusted to reflect net proceeds of $450,000 from our assumed sale in this offering of 1,000,000 shares at an offering price of $.50 per share.

(3)     Assumes liabilities are reduced by $50,000 if only the minimum offering is sold and by $150,000 if the maximum offering is sold.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operations

          Golden West Brewing Company, Inc. (the "Company" or "Golden") was formed in December 2003 to acquire substantially all of the business assets of Butte Creek Brewing Company, LLC ("Butte Creek" or ("Butte"). We are currently a holding Company for our wholly-owned subsidiary Golden West Brewing Company, a California corporation, which was formed to complete the acquisition, which is scheduled to occur on January 2, 2005. Butte Creek has been operating as a premier regional craft brewery in Chico, California since 1996. It specializes in brewing certified organic craft beers. Upon completion of the acquisition and closing of the proposed offering, The Company intends to expand its capacity, increase sales and reduce its operating losses.

Management's Discussion and Analysis of Financial Condition and Results of Operations

          The following discussion and analysis has been prepared assuming our acquisition of Butte Creek had been completed as of the beginning of the periods shown and should be read in conjunction with the pro forma Financial Statements and Notes thereto of Golden West Brewing Company, Inc. (the "Company" or "Golden") and Butte Creek Brewing Company, LLC ("Butte") included herein. The discussion and analysis includes pro forma period-to-period comparisons of the Company's financial results. Although period-to-period pro forma comparisons may be helpful in understanding the Company's financial results, the Company believes that they should not be relied upon as an accurate indicator of future performance.

Operating and Financial Review and Prospects

Operating Results

Nine months ended September 30, 2004 compared to the nine months ended September 30, 2003:

SALES Net sales for the first nine months of 2004 increased 54.64% to $491,906 from $318,086 for the comparable period in 2003. The increase was due to increased direct sales to retailers, a new product introduction in December 2003 and the resumption of normal production levels in 2004 after production levels were curtailed in 2003 because of a working capital shortage.

COST OF GOODS SOLD Cost of goods sold as a percentage of net sales during the first nine months of 2004 was 62.27% as compared to 76% during the corresponding period of 2003 due to higher net sales, more efficient production levels and the purchase of certain key raw materials in bulk.

GROSS PROFIT As a result of the higher net sales and improved cost of goods sold described above, gross profit for the first nine months of 2004 increased to $161,002 or 32.73% of net sales from $76,091 or 23.92% of net sales in the corresponding period of 2003.

OPERATING EXPENSES Total operating expenses rose $143,898 or 86.42% to $310,405 for the first nine months of 2004 compared to $166,507 in the corresponding period of 2003. The increase was primarily due to increased sales compensation and other expenses as a result of the increased level of net sales and higher general and administrative expenses. Operating expenses in the prior period reflect, in part, curtailed production due to a working capital shortage.

Salesman compensation increased $30,851 or 163% to $49,771 for the first nine months of 2004 compared to $18,920 in the comparable period in 2003.

OPERATING LOSS The operating loss for the first nine months of 2004 increased $58,987 or 65.2% to $149,403 from $90,416 in the corresponding period of 2003 as a result of the increase in total operating expenses exceeding the improved net sales and gross profits.

OTHER INCOME & EXPENSE Total other income and expense increased $242,704 or 1184% to $263,187 for the first nine months of 2004 compared to $20,483 for the corresponding period of 2003. The increase is primarily from the reserve for bad debt on the advances to Butte Creek from Golden West.

NET LOSS Net loss increased $301,691 or 272% to $412,590 for the first nine months of 2004 compared to $110,899 for the corresponding period of 2003. The increased net loss was a result of operating expenses and the reserve for bad debt on the advances to Butte Creek from Golden West exceeding the improved sales and gross profits.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

SALES Net sales for the fiscal year 2003 decreased $158,903 or 26.58% to $438,753 compared to $597,656 in net sales for the fiscal year 2002. The decrease in net sales was result of lower production volumes as a shortage of working capital forced a temporary production shut-down in fiscal 2003.

COST OF GOODS SOLD Cost of goods sold as a percentage of net sales for fiscal year 2003 was 77.07% as compared to 69% of net sales in fiscal year 2002 because of lower production volumes in 2003 caused by a shortage of working capital in fiscal 2003.

GROSS PROFIT As a result of the lower net sales and the higher cost of goods sold described above, gross profit for fiscal year 2003 decreased to $100,593 or 22.92% of net sales from $183,978 or 30.78% of net sales in fiscal year 2002.

OPERATING EXPENSES Total operating expenses decreased $19,742 or 7.6% to $237,644 in fiscal year 2003 compared to $256,939 in fiscal year 2002. The decrease was the result of reduced operations in fiscal 2003 as a result of a working capital shortage.

OPERATING LOSS The operating loss in fiscal 2003 increased $64,090 or 87.8% to $137,051 from $72,961 in fiscal 2002. The increased loss was due to reduced production levels caused by a shortage of working capital in fiscal 2003.

OTHER INCOME & EXPENSE Total other income and expense was a net expense of $165,047 in fiscal 2003 compared to an income of $54,563 in fiscal 2002. The increase is primarily from the reserve for bad debt on the advances to Butte Creek from Golden West compared to 2002 where a gain of $98,007 was recorded from the sale/lease-back of Butte Creek's brewery facility in Chico, California.

NET LOSS Net loss increased $283,700 or 1542% to $302,098 in fiscal 2003 compared to $18,398 in fiscal 2002. The increased net loss was a result of reduced net sales, lower gross profit caused by a working capital shortage, the reserve for bad debt on the advances to Butte Creek from Golden West and the one-time gain on sale of real estate of $98,007 recorded in fiscal 2002.

Liquidity and Capital Resources

          The Company has required capital principally for the proposed purchase of Butte Creek and the funding of operating losses and working capital. To date, the Company has financed its capital requirements through the sale of common stock by Golden West, the sale of membership units by Butte Creek and short and long-term borrowings. The Company expects to meet its future financing needs and working capital and capital expenditure requirements through cash on hand, borrowings and offerings of debt or equity securities.

       The net proceeds of the minimum offering should satisfy our working capital requirements for approximately five months; if the maximum offering is sold, the proceeds should be sufficient to satisfy our working capital needs for 12 months. We have no commitments, understandings or arrangements for any additional working capital.

          The Company had $16,879 of cash and cash equivalents and a negative working capital of $199,438 at September 30, 2004. The Company's long-term debt was $23,788 at September 30, 2004.

          During the nine months ended September 30, 2004, the Company's capital expenditures totaled $17,029.

Lines of Credit

          The Company has available a $25,000 line of credit, with interest at the rate of 14.25%. The note is uncollateralized and guaranteed by John C. Power, a related party. The Company had $24,322 and $24,441 outstanding on September 30, 2004 and December 31, 2003, respectively.

          The Company has available a $15,400 line of credit with interest at the rate of 27.98%. The note is uncollateralized but guaranteed by John C. Power, a related party. The Company had $11,326 and $12,089 outstanding on September 30, 2004 and December 31, 2003, respectively.

Notes Payable

          At September 30, 2004, the Company had notes payable in the aggregate amount of $80,167, of which $56,379 was considered current. The Company has pledged substantially all of its assets to secure some of the notes. Should the Company default in the payment of these secured notes, the collateral could be subject to forfeiture.

Management Fees Payable

          Butte Creek's Operating Agreement provided certain guarantees to the managers for management fees during the first five years of existence. Portions of these guarantees were not paid during the five year period and portions of these guarantees were deferred for the first two years of the five year period. According to the Operating Agreement, interest at 8% per annum was to be accrued on the deferred portion of the management fees. Also, an original employee accepted a reduced salary while employed and agreed to defer the payment of the reduced salary amount until such time as the managers received their management fees. As of September 30, 2004 and December 31, 2003, the total amount of unpaid management fees and salaries was $229,441 and $226,361, respectively, including accrued interest of $29,780 and $26,700 on the deferred portion as of each date, respectively. Interest expense for the nine months ended September 30, 2004 was $3,080 and $4,107 each for the years ended December 31, 2003 and 2002.

          Under the terms of the Asset Purchase and Sale Agreement pursuant to which we will acquire Butte Creek, we have agreed to assume a maximum of $300,000 in Butte Creek liabilities. As a result, it is likely that Butte Creek's liabilities for accrued management fees and salaries will not be assumed by us in the transaction, but rather will remain in Butte Creek.

Delinquent Payables

          At September 30, 2004 and December 31, 2003 the Company had outstanding payroll tax liabilities of $18,187 and $7,062, respectively. Of these amounts $6,639 and $2,988 are considered delinquent.

          At September 30, 2004 and December 31, 2003 the Company had outstanding rent obligations on its operating facility of $17,950. The Company and its landlord have entered into a verbal forebearance agreement whereby the landlord will not proceed with collection actions to enforce its rights under the lease as long as the Company pays current rent and 8% interest on the outstanding rent obligation timely.

          California Redemption Value (CRV) is a tax collected on all package sales to retailers, processed through the California Department of Conservation and refunded through the State's recycling program. The United States Bureau of Alcohol, Tobacco and Firearms ("BATF") and various state agencies collect excise taxes often referred to as "alcohol taxes" with the amount based on the volume of beer sold. At September 30, 2004 and December 31, 2003, the Company had CRV and excise taxes payable of $34,080 and $19,484, respectively. Of these amounts, $31,383 and $17,869 are considered delinquent.

          These delinquent payables will likely be assumed by us in connection with our acquisition of Butte Creek as the continuation of the relationships involved are material to the Company's ability to continue as a going concern.

Overview of Product Distribution

          The Company's products are available for sale directly to consumers in draft and bottles at restaurants, bars and liquor stores, as well as in bottles at supermarkets, warehouse clubs and convenience stores. Like substantially all craft brewers, the Company's products are delivered to these retail outlets through a network of local distributors whose principal business is the distribution of beer and, in some cases, other alcoholic beverages, and who traditionally have local distribution relationships with one or more national beer bran

          Sales in the craft beer industry generally reflect a degree of seasonality, with the first and fourth quarters historically being the slowest and the rest of the year typically demonstrating stronger sales. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.

          The Company's sales are affected by several factors, including consumer demand, price discounting and competitive considerations. The Company competes in the craft brewing market as well as in the much larger specialty beer market, which encompasses producers of import beers, major national brewers that produce fuller-flavored products, and large spirit companies and national brewers that produce flavored alcohol beverages. Beyond the beer market, craft brewers also face competition from producers of wines and spirits. The craft beer segment is highly competitive due to the proliferation of small craft brewers, including contract brewers, and the large number of products offered by such brewers. Imported products from foreign brewers have enjoyed a resurgence in demand since the mid-1990s. Certain national domestic brewers have also sought to appeal to this growing demand for craft beers by producing their own fuller-flavored products. In 2001 and 2002, the specialty segment saw the introduction of flavored alcohol beverages, the consumers of which, industry sources generally believe, correlate closely with the consumers of the import and craft beer products. While sales of flavored alcohol beverages were initially very strong, these growth rates slowed in 2003 and 2004. The wine and spirits market has experienced a surge in the past several years, attributable to competitive pricing, increased merchandising, and increased consumer interest in spirits. Because the number of participants and number of different products offered in this segment have increased significantly in the past ten years, the competition for bottled product placements and especially for draft beer placements has intensified.

Business

Background and Overview

     Golden West Brewing Company, Inc., a Delaware corporation, was formed and organized on December 23, 2003, for the purpose of acquiring the business and assets of Butte Creek Brewing Company, LLC, a California limited liability company.

            Butte Creek Brewing Company, LLC was formed on October 4, 1995 and since that time has been operating a microbrewery in Chico, California. Butte Creek specializes in brewing certified organic craft beers, meaning that at least 95% of the final product has been derived from organic ingredients.

            To acquire Butte Creek, we formed and organized a wholly-owned subsidiary on November 19, 2003 under the name Golden West Brewing Company, a California corporation.

            Effective October 8, 2004, we executed a definitive Asset Purchase and Sale Agreement to acquire Butte Creek. Under the terms of the Acquisition Agreement, we plan to purchase substantially all of the business assets of Butte Creek. In consideration of the Butte Creek assets, we have agreed to pay:
*	the sum of $350,000 in cash (of which approximately $289,072 has already been advanced as of September 30, 2004);
*	the assumption of not more than $300,000 in trade and accounts payable; and
*	issue an aggregate of up to 200,000 shares of our common stock, subject to a working capital adjustment.

       Completion of the acquisition of Butte Creek in accordance with the Acquisition Agreement is scheduled to close on January 2, 2005, with an effective date of January 1, 2005. In order to complete the acquisition, we will require the approval of the California Department of Alcoholic Beverage Control, which issues licenses to manufacture and sell beer in the State of California, and the United States Bureau of Alcohol, Tobacco and Firearms ("BATF"), which issues permits allowing the manufacture of fermented malt beverages. We believe that our acquisition of Butte Creek will be approved by both the California ABC and BATF and that we will complete the acquisition of Butte Creek on or before the scheduled closing date.

The U.S. Beer Industry

       According to publications of the Association of Brewers (Beertown, September 14, 2004), in 2003 the total beer sales in the United States consisted of approximately 203 million barrels (each barrel consisting of 31 U.S. gallons). Of those total sales approximately 23 million barrels, or 11.3%, consisted of sales of imports in the United States. Of the remaining 180 million barrels, more than 85% of sales were dominated by the four largest brewing companies:

Anheuser Busch	51%
Coors	11%
Miller Brewing Company	19%
Pabst	4%

Craft brewers represented the remaining approximate 3.5% of total U.S. sales, or 6.65 million barrels of craft beer.

Beer Styles

       While the beers from the major American brewers are brewed to high quality standards, they are relatively neutral in flavor. They are brewed with less hops and malt than traditional European or craft-brewed beers, creating a less bitter, lighter bodied flavor. In addition, these beers are usually brewed with a high percentage of rice, corn or corn syrup, which further dilutes the flavor and body of the beers. Traditional lager beers use 100% malted barley in the mash (with the exception of specialty wheat beers), which ensures a robust, full-bodied character. The major U.S. brewers have been successful in creating products that appeal to a wide consumer base and have spent heavily to advertise and promote their products. As a result, they have achieved a dominant position in the market for their mass-produced beers. The older regional brewers traditionally produced beers similar in style to the products of major breweries, but several have benefitted from the recent boom in specialty, craft-brewed beers as both contract producers and marketers of their own products. Imported beers have long been viewed by the beer-drinking public as being more flavorful and "authentic" than the standard American beers. Although this has not always been the case, the high price and foreign origin of the imported beers created a niche category of "specialty" beers. In recent years, craft-brewed beers have further expanded the "specialty" beer market, and have increased in sales and visibility.

       The vast majority of existing craft/microbrewed products in the U.S. are ales. According to a survey published in THE NEW BREWER, the five most popular beer styles produced in brewpubs are all ales, and among the 130 responding craft/microbrewers, only the fourth most popular style (European Pilsner) is a lager. The cost of building and operating a lager brewery is substantially greater than that for an ale brewery.

       The following terms are helpful in understanding our business and industry:

              Craft Brewing: Beers produced by microbreweries, regional specialty breweries, brewpubs and contract brewers. The common appeal of these beers is a more robust flavor than the standard domestic beers, and an image based on traditional, European beer styles.

              Microbrewery: Originally used to refer to a small brewery producing less than 10,000 barrels a year, which packages and distributes its beers for sale off site. The cutoff volume has since been increased to 15,000 barrels a year. The new breweries that were founded in the late 1970s and early 1980s were the first to be called microbreweries.

              Regional Specialty Brewery: A term used to describe those breweries which were founded as microbreweries, but have since outgrown the category, having a capacity to brew between 15,000 and 2,000,000 barrels per year. A new category was needed to distinguish these breweries from the older, established regional breweries. Examples of regional specialty breweries are: Sierra Nevada (Chico, California), Anchor Brewing (San Francisco, California), Rockies Brewing (Boulder, Colorado) and Abita Brewing (Abita Springs, Louisiana).

              Brewpub: A brewery that sells its beers exclusively or primarily at its own bar or restaurant. Since the market is restricted to one outlet, brewpubs tend to be quite small (typically in the 500 to 2,000 barrel range). Examples of brewpubs are Zip City (New York, New York), Crescent City Brewhouse (New Orleans, Louisiana), Wynkoop (Denver, Colorado) and Commonwealth (Boston, Massachusetts).

              Contract Brewer: A company that does not have its own brewery but rather markets beer produced "under contract" by an existing (usually regional) brewery. Examples of contract brewers are Boston Beer Company (Samuel Adams brand beers), Pete's Brewing Company and Neuweiler.

              Hard Cider: A fermented apple cider with an alcohol content between 7 and 14 percent.

              Draft Cider: A fermented apple cider with an alcohol content of less than 7 percent.

Development of Craft-Brewing Industry

          Fritz Maytag bought and revived the failing Anchor Brewery in San Francisco in 1965 and is considered the grandfather of the microbrewing movement. However, it wasn't until the late 1970s and early 1980s that the first new microbreweries opened in the U.S., such as New Albion, Redhook, Yakima Brewing & Malting and Sierra Nevada on the West Coast and Newman Brewing Co. (Albany, New York) on the East Coast. By 1983, there were 11 operating microbreweries in the U.S., which were defined as breweries producing less than 10,000 barrels per year (although all were much smaller in 1983). At least one of these (Buffalo Bill's Brewery, Hayward, California) was a brewpub. In the early to mid 1980s, the first contract brewers appeared.

          What all of the craft-brewed beers have in common is an appeal based on traditional, highly flavored European beer styles. They have benefited from their contrast with the products of the major brewers, which are much lighter in body and flavor. We believe they also were helped by an increasing concern by consumers about how alcoholic beverages fit into a healthy, active, contemporary lifestyle. As a result, consumers have been drinking less (per capita consumption of beer has declined every year since 1990), but have been "trading up" to beers with more flavor and character. Like fine wines, we believe that consumers view craft-brewed beers as beverages of moderation.

Craft Beer Industry Segment

    Craft beers are characterized by their full-flavor and are usually produced along traditional European brewing styles. The majority of craft beers are ales, although some are malt lagers. Wheat beers and fruit flavoured ales and lagers have enjoyed recent popularity among craft beer consumers.

          The craft beer category consists of:

*	Contract brews - any style brew produced by one brewer for sale under the label of someone else who does not have a brewery or whose brewery does not have sufficient capacity.
*	Regional craft brews - "hand-crafted" brews, primarily ales, sold under the label of the brewery that produced it.
*	Microbrews - "hand-crafted" brews, primarily ales, sold under the label of the brewery that produced it, if the capacity of the brewery does not exceed 15,000 bbl. per year.
*

Large brewer craft-style brews - a brand brewed by a national brewer which may only imitate the style of a craft beer. These craft-style brews are often sold under the label of a brewery that does not exist or the label of a brewpub with no bottling capacity. The term "phantom brewery" is sometimes used to describe such brands.

*

Brewpub brews - "hand-crafted" brews produced for sale and consumption at the brewery, which is normally connected with a restaurant/saloon. Brewpub brews are not normally sold for off-site consumption in significant quantities.

   In 2003, U.S. craft beer industry annual retail sales reached 6.65 million barrels, having a total retail value of $3.5 billion. That 2003 production volume was divided into the following categories:

	Volume	Percent
Regional specialty breweries	4.4 million barrels	66.2%
Contract breweries	943,000 barrels	14.2%
Microbreweries	690,000 barrels	10.4%
Brewpubs	615,000 barrels	9.2%

   According to Beertown, a trade publication, as of September 30, 2004, there were a total of 1,362 total craft breweries operating in the United States, consisting of:

55 Regional specialty breweries
371 Microbreweries
936 Brewpubs
20 Large breweries

Business Strategy

    Our business objective is to become recognized as the premier organic craft brewer in the United States. It is our objective to produce the finest quality organic craft beers and to market them strategically in niche markets to capitalize on our dedication to the use of organic ingredients, which we consider to be our principal differentiator and competitive advantage.

          Our business strategy includes the following key objectives:
*	Further develop our existing facility and position as a leading organic ale producer;
*	Develop new brands utilizing the existing facility;
*	Produce on a contract basis for other craft brewers, where capacity permits; and
*	Expand regional self-distribution and minimize reliance upon local wholesale distributors.
*	Expand our production capacity to at least 5,000 bbl per year.

Products

          Butte Creek produces a variety of distinctive craft beers ranging in color from light to dark. Three of our beers are certified organic: Organic Ale, Organic Porter and Organic India Pale Ale. In making these three products, we adhere strictly to the National Organic Program of the United States Department of Agriculture pursuant to which our beers are certified as organic by independent accredited certifiers. All of our beer is made from four traditional ingredients: water, hops, yeast and malted barley. Each beer exhibits unique properties of color, richness, bitterness and aroma, creating a special signature for each beer. In order to maintain full flavor, our beer is not pasteurized or homogenized. We never use adjuncts in substitute for all grain.

        We currently produce the following principal brands, each with its own distinctive combination of flavor, color and clarity:

*	Organic Ale	An amber ale made with certified organic hops and barley, brewers yeast and water.
*	Organic Porter	A porter with a full bodied malty flavor balanced with a crisp hop bitterness.
*	Organic India Pale Ale	A full-flavored traditional India Pale Ale.
*	Mt. Shasta Pale Ale	A full-flavored pale ale.
*	Roland's Red	A full-flavored rendition of a traditional English ale, using imported roasted malts from Belgium.
*	Creekside Wheat	A crisp refreshing version of a German hefeweizen, brewed with a little less wheat and a little more hops than the average wheat beer.
*	Winter Ale/Spring Ale (seasonal)	Our Winter Ale is a full-bodied, chestnut brown ale. Our Spring Ale is a crisp amber.
*	Christmas Cranberry Ale (seasonal)	A pleasant Christmas Ale with a hint of cranberry fruitiness. This ale is available in December and January.
*	Summer Pilsner (seasonal)	Our Summer Pilsner captures the flavour of a fresh European pilsner using German and Czech hops and a blend of the finest Belgian and American barleys. It is available July-September.

For the year ended December 31, 2003 and the nine months ended September 30, 2004, sales of Organic Ale, Porter and India Pale Ale represented 74.7 and 63.5% of our total sales, respectively. During 2003, 88.4% of sales were cases and 11.6% were kegs, compared to sales during the first nine months of 2004 being comprised of 82.1% cases and 17.9% kegs.

        In addition to our current craft brews, we are constantly developing new products in order to be responsive to changing customer tastes. We believe that our continued success will be affected by our ability to be innovative and attentive to consumer desires while maintaining consistently high product quality.

Brewing Operations

The Brewing Process

        Beer is produced from four main ingredients: malt, hops, yeast and water. Malt, the main ingredient of beer, is produced when barley is moistened, allowed to germinate and then dried. The malted barley is then crushed and mixed with hot water and strained, producing a clear amber liquid called "wort". Wort is boiled in the brew kettle and hops are added which add bitterness and variety to the brew. The mixture is then strained and placed in a fermentation vessel where yeast is added and the beer is allowed to ferment. During fermentation, yeast metabolizes the sugars in the wort and produces alcohol and carbon dioxide.

       Upon completion of fermentation, the beer is then transferred to aging tanks where the flavor is developed and matured. The brewing process, from the conversion of raw materials to the serving of beer, is typically completed in 14 to 28 days, depending on the type of beer being brewed. The production schedule for all of our ale products requires a fourteen (14) day cycle. Our lager products requires a twenty-eight (28) day cycle, from brewing through filtration and packaging. The production cycle includes the following steps:

       *       Day 1. Mashing. Weighed amounts of milled, malted barley, a cereal grain that provides the body and color to the beer, are mixed and steeped with hot water in a Mash Tun. This serves to extract fermentable and non-fermentable sugars, thus creating a mash. At the end of the mashing process, the sweet, fermentable liquid from the mash, called wort, is run off through screened plates and then transferred into the brew kettle. While the wort is running off, the grain is sprayed with hot water again, a process called "sparing". (This is a process similar to making coffee.)

                Once the wort run off is completed, the spent grains are given to local farmers for cattle feed or to local mushroom growers.

       *       Day 1. Brewing. When the sweet liquid wort transfer is completed, we start the boil, then add fresh hops that provide bitterness and aroma, thus creating the balance and flavor of our beer.

       *       Day 1. Clarification. After approximately an hour and one half of boiling, the wort and the spent hops are transferred into a whirlpool. A centrifugal force is created inside the vessel during whirlpooling. This force separates the malt proteins and the spent hops from the wort.

       *       Day 1. Cooling. The wort is pumped from the whirlpool through a heat exchanger which rapidly cools the wort. The cool wort is transferred into a fermenter.

       *       Day 1. Inoculation. Pure culture lager yeast or ale yeast is added to the wort in the fermenter and the tank is closed up.

       *       Days 2-7. Fermentation. Within three to five days, the yeast has metabolized and utilized the sugars from the wort, creating alcohol and carbon dioxide. Our ales are made with a top fermenting ale strain that actually floats to the top of the fermenter. Our lagers are made with a bottom fermenting lager strain that settles during fermentation.

                When the yeast completely settles it is collected from the tank and used in the next lager or ale brew cycle.

       *       Days 5-27. Cooling and Conditioning. At the end of the fermentation cycle, our beer is cooled from its fermentation temperature (between 65-70-F for ales and 58-55-F for lagers) to 32- Fahrenheit. Beer flavors mature during this stage. Our beer is then stored for seven to fourteen days. Isinglass finings are added to aid in the clarification process.

       *       Day 14. Filtration for Ales. While under pressure, the beer is transferred through cellulose sheets in a Filter Press in order to remove protein haze and yeast while stabilizing and clarifying the beer. The beer is transferred from the Filter Press into a Serving Tank which is counter pressured, for service directly to draft taps at each bar.

       *       Day 28. Filtration for Pilsners. Our pilsner beer remains in the Cellar Tank for an additional fourteen days of fermentation. It is then processed in the same manner as our ale.

Our Brewing Facility

    Our Chico, California brewery currently produces approximately 3,500 barrels of craft beer per year. Without adding additional fermentation tanks, our current capacity is 4,000 barrels a year. To increase our capacity by an additional 1,600 barrels a year, which we estimate is necessary for use to reach break-even operating results, we would have to purchase an additional fermentation tank and an 80 bbl conditioning or "Brite" tank. At the present time, however, except for our peak seasonal period, demand does not require such expansion, although the facility is large enough to accommodate significantly greater production capacity.

        We package our craft beers in bottles and kegs which are clearly marked with freshness dates. This is to ensure that our products are consumed at the height of their flavor. Bottled products utilize the latest technology in bottle crowns that prevent oxygen from causing deterioration of the beer's fresh taste. Our beer is naturally carbonated and pasteurized to ensure the customers enjoy the full fresh flavour. The shelf life of our bottled beer is 120 days and the shelf life of our keg beer is 90 days.

Ingredients and Raw Materials

    In order to be certified as organic under the National Organic Program of the USDA, our craft beers must have no more than 5% non-organic ingredients in the finished product. We use only the finest, all natural and certified organic ingredients available to brew our products whenever possible.

         There are many different varieties of hops which are used in the production of beers. The selection of particular varieties of hops influences the bitterness and aroma of the finished product. The selection of hops in any particular recipe contributes to the final signature of the microbrew.

         Not all hops are available organically-grown. In fact, in the United States, only one type of hops is organically grown; and all other organically-grown hops must be purchased from international sources, primarily New Zealand.

        For microbrews whose recipes call for hops that are not available organically, those products can still be manufactured and marketed as "organic," since hops comprise less than 5% of the finished product. Nevertheless, there is intense competition for organically-grown hops, and quantities are limited.

        Our Organic Ale is the only product that is 100% organic, including organic hops. Our Organic India Pale Ale and Organic Porter use non-organic hops but are nevertheless marketed as organic microbrews. Our principal competitors in the organic microbrew market: Wolavers and Eel River Brewing Company, use non-organic hops.

       We currently obtain our malted barley (grain) from two sources: Breiss supplies our organic barley and Great Western Malting our non-organic barley. We do not have any supply contracts with any of our vendors to meet our grain or hop requirements.

       We have multiple competitive sources for packing materials, such as bottles, labels, six-pack carriers, crowns and shipping cases, as well as kegs.

Sales and Distribution

   We market and sell our craft beers through a combination of company marketing personnel and wholesale distributors. We currently distribute our products in a total of 19 states including our core market of California which is serviced through both direct sales and distributors. We plan to expand distribution into four additional states: New York, Texas, North Carolina and Montana. During 2003 and the first nine months of 2004, our direct sales in Northern California accounted for 36.1% and 47.5% of total sales, respectively.

       In each state where our beer is distributed, we must satisfy the state's regulatory requirements for beer sales. Those requirements generally consist of completing an application and paying a distribution fee. Some states also impose product quality standards which must be met as a condition to distribution. We have not experienced any difficulties in obtaining approvals to distribute in states where we have sought that approval.

       Wholesale distributors sell our products to supermarkets, warehouse stores, liquor stores, taverns and bars, restaurants and convenience stores. Most of our brands are also available on draft' and these are delivered directly to retail outlets. Our independent distributors also distribute a variety of other alcoholic beverages, including other craft beers, import beers and national beer brands. We rely on our distributors not only to provide product sales and deliveries but also to maintain retail shelf space and to oversee timely rotation of inventory. Favorable consumer demand for microbrewed products and higher profit margins are the two primary factors that contribute to strong interest from distributors in handling our regional microbrewed products. Our success is dependent upon our ability to maintain and develop our third party distributor, bar and restaurant accounts.

Marketing

   Our marketing efforts are focused on bars, restaurants, grocery stores and retailers of premium beer products in order to obtain shelf and tap space. This is accomplished by intensive one-on-one contact to familiarize our customers thoroughly with our products and our commitment to service. The microbrewers' market is not for the masses but rather it is focused on customers searching for a flavor that is superior and in some cases unique.

       We have designed slogans, logos and trade names for use in radio, television and printing advertising. To create additional name recognition and customer identification, we plan to sell T-shirts, sweatshirts and other merchandise featuring our name and logo. Distributors and package store locations are provided with point-of-purchase cards, banners, static stickers and shelf channels.

       Sales of beer in general are seasonal in nature and are at their highest level in the second and third calendar quarters and at their lowest in the first and fourth calendar quarters. This seasonality has historically had a significant impact on our operations on a quarter to quarter basis.

Dependence on Major Customers

       During 2003 and for the first nine months of 2004, wholesale distributors were responsible for 63.9% and 52.5% of our sales, respectively. Three distributors accounted for 22.8% of our sales in 2003 and 24.8% of our sales for the nine months ending September 30, 2004.

Trademarks and Intellectual Property

   We consider all of our beer recipes to be trade secrets which we protect by confidentiality and non-disclosure agreements.

       We claim common law trademark protection to all of our trademarks, words and design. However, we have not applied for any federal or state registrations of those trademarks.

       On September 29, 2002, Four Rivers Broadcasting, Inc. filed a trademark application with the United States Patent and Trademark Office ("USPTO") for Mt. Shasta Ale based on its intent to use the proposed mark. Four Rivers Broadcasting, Inc. is a subsidiary of Alta California Broadcasting, Inc., an affiliate of John C. Power, our Director. Alta California Broadcasting, Inc. also registered the domain name www.ales.com. In 2004, Four Rivers Broadcasting and Alta California Broadcasting assigned their interests in the trademark, and domain name, respectively, to an investor group who in turn assigned those intellectual property rights to the Company in exchange for shares of Company common stock.

       Four Rivers Broadcasting is currently involved in trademark infringement litigation with a third party over the use of that trademark. In that litigation, both Four Rivers and the third party claim a prior right to use the trademark and that the other is infringing on their intellectual property rights. Given the uncertainty of the outcome of that litigation, it is possible that we will be compelled to discontinue our use of that mark.

       In addition to the domain name www.ales.com, we have registered the domain name www.organicale.com. We believe that our domain name plays an important role in expanding the awareness of our products on the Internet.

       Notwithstanding our efforts to develop and protect our intellectual property rights, trademark protection and the uncertainty surrounding the legal protections of domain names, may be unenforceable or limited. As a result, we may not be able to maintain our current trademarks or domain name if they are subject to challenge. We believe that any successful challenge to our use of a trademark or our domain name could have a material adverse impact upon our business, financial condition and future operations.

Competition

   As of September 30, 2004, there were a total of 1,362 craft breweries that included 936 brew pubs, 371 microbreweries, 55 regional breweries and 20 large breweries. For the first nine months of 2004, 24 brew pubs and five microbreweries closed. But 22 brew pubs and 15 microbreweries opened. One brewer also reached regional status.

       We compete with other craft brewers on the basis of product quality and freshness, packaging design, distribution, marketing support and regional identification. The beer industry in general and the craft brewing segment in particular is highly competitive and we experience stiff competition and expect that competition to increase in the future. Our products compete with products from large and small domestic and foreign breweries and from and increasing number of regional specialty breweries, microbreweries, brew pubs and contract brewers. Many of these competing breweries, including some existing microbreweries, have significantly greater financial, production, distribution and marketing resources than ours.

       In the organic microbrew market, our principal competitors are Wolavers and Eel River Brewing Company. As both are privately held, there is little information available concerning their relative financial strength and resources. Both Wolavers and Eel River produce a variety of organic beers, all of which use non-organic hops, as previously discussed. However, we believe that Wolavers has broader distribution and greater market penetration than either we or Eel River enjoy.

       In addition, we contract microbrew for Bison Brewing Company, of Berkeley, California. One of the beers that we make for Bison is marketed as organic, although it too uses non-organic hops.

Governmental Regulation

       The Company's United States operations are subject to licensing by both state and federal governments, as well as to regulation by a variety of state and local governments and agencies. The Company is licensed to manufacture and sell beer by the Department of Alcoholic Beverage Control in California. A federal permit from the United States Bureau of Alcohol, Tobacco and Firearms ("BATF") allows the Company to manufacture fermented malt beverages. To keep these licenses and permits in force, the Company must pay annual fees and submit timely production reports and excise tax returns. Prompt notice of any changes in the operations, ownership, management or company structure must also be made to these regulatory agencies. BATF must also approve all product labels, which must include and alcohol use warning. These agencies require that individuals owning equity securities in the aggregate of 10% or more in the Company be investigated as to their suitability. The Company's production operations must also comply with the Occupational Safety and Health Administrations' workplace safety and worker health regulations and comparable state laws. Management believes that the Company is presently in compliance with the aforementioned laws and regulations.

       In the United States, taxation of alcohol has increased significantly in recent years. Currently, the federal tax rate is $7.00 per bbl. For up to 60,000 bbl. Per year and $18.00 per bbl. For over 60,000 bbl. The California tax rate is $6.20 per bbl. Federal and state excise taxes on alcoholic beverages are subject to change. It is possible that excise taxes will be increased in the future by both the federal government and State of California. In addition, increased excise taxes on alcoholic beverages have in the past been considered in connection with various governmental budget balancing or funding proposals. Any such increased in excise taxes, if enacted, could adversely affect our business. We believe that we currently have all licenses, permits and approvals necessary for our current operations. However, existing permits or licenses could be revoked if we were to fail to comply with the terms of such permits or licenses, and additional permits or licenses could in the future be required for our existing or expanded operations.

       Various federal and state labor laws If licenses, permits or approvals necessary for our brewery were unavailable or unduly delayed, or if any such permits or licenses were revoked, our ability to conduct our business could be substantially and adversely affected.

       Various federal and state labor laws govern our relationship with our employees, including minimum wage requirements, overtime, working conditions and immigration requirements. Significant additional government-imposed increased in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees could have an adverse effect on our results of operations.

Compliance with Environmental Laws

       We are subject to various federal, state and local environmental laws which regulate the use, storage, handling and disposal of various substances.

       Our waste products consist of water, spent grains, hops, glass and cardboard. We have instituted a recycling program for our/ office paper, newspapers, magazines, glass and cardboard at minimal cost to us. We sell or give away our spent grain to local cattle ranchers. We have not purchased any special equipment and do not incur any identifiable fees in connection with our environmental compliance.

       The Chico facility is subject to various federal, state and local environmental laws which regulate use, storage and disposal of various materials. The Company pays approximately $190 per month towards sewer fees for liquid waste. The sewer discharge from the brewery is monitored and is within the standards set by the Butte County Sewer Department.

       Various states in which the Company sells its products in the U.S., including California, have adopted certain restrictive packaging laws and regulations for beverages that require deposits on packages. The Company continues to do business in these states, and such laws have not had a significant effect on the Company's sales. The adoption of similar legislation by Congress or a substantial number of states or additional local jurisdictions might require the Company to incur significant capital expenditures to comply.

Employees and Consultants

       As of August 31, 2004, we had a total of eight employees, four of whom were full time and four of whom were part time. The full time employees include Tom Atmore, Larry Berlin and two sales persons. Our part time employees are involved in brewing support and sales.

       In addition, we utilize the services of two independent contractors, one in marketing and sales and the other who performs accounting services.

       Given adequate capital, we would like to hire additional marketing and sales personnel.

Facilities

       Our executive offices and main brewery are located at 945 West 2nd Street, Chico, California. The entire building consists of approximately 8,600 square feet, of which 1,000 square feet is used for executive offices, 4,600 square feet for our brewery and 3,000 square feet for bottling and shipping. The property is an industrial building which we lease from a former Butte Creek member. The lease has a term of five years, expiring in 2007, and provides for monthly rental of $2,650 per month. We believe that our ability to occupy the present facility under the existing lease is secure and that the facilities are adequate for the foreseeable future.

Legal Proceedings

       There are no material legal proceedings in which either we or any of our affiliates are involved which could have a material adverse effect on our business, financial condition or future operations.

Management

Directors, executive officers and key employees

       Our executive officers, key employees and directors and their respective ages and positions are set forth below:

Name	Age	Position
John C. Power(1)	42	Director
Brian Power(1)	38	Chief Executive Officer, President and Director
J. Andrew Moorer	42	Secretary, Chief Financial Officer and Director

________________________________

(1)   John C. Power and Brian Power are brothers.

John C. Power, age 42, has been a director of Golden West since its inception in December 2003. He has been President (since September 1992) and Director (since September 1989) of Redwood MicroCap Fund, Inc., a registered closed-end investment company regulated under the Investment Company Act of 1940. In addition, he serves as Vice President of TriPower Resources, Inc. (since December 1993), President and Director of Alta California Broadcasting, Inc. (since May 1994), President and Director of Four Rivers Broadcasting, Inc. (since May 1997), Managing Member of Nova Redwood, LLC (since November 1999), Managing Member of Wyoming Resorts, LLC (since June 1997), Managing Member of Montana Resorts, LLC (from May 2002), Managing Member of Yellowstone Gateway Resorts, LLC (from May 2002) and co-Managing Member of Napa Canyon, LLC (since September 2001). On November 16, 2004, Yellowstone Gateway Resorts, LLC filed a voluntary petition in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. He served as Director of Redwood Energy, Ltd. from 1994 to 2004, President and Director of Redwood Broadcasting, Inc. from December 1994 to June 1998, President and Director of Power Surge, Inc. from December 1996 to June 1998. He also serves as President of Power Curve, Inc. (since 1986), Managing Member of Sea Ranch Lodge and Village, LLC (since December 1997) and co-Managing Member of Napa Partners, LLC (since November 1999). He also served as Managing Member of Sea Ranch California, LLC from December 1997 to June 2004. Mr. Power attended Occidental College and University of California at Davis.

       On June 1, 1998, the Securities and Exchange Commission issued an Order instituting proceedings alleging, among other things, that John C. Power, one of our directors, violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10(b)(5) promulgated thereunder by participating in a manipulation through his personal account of the public trading market for the stock of Premier Concepts, Inc., from approximately June 1994 through December 1994. On March 9, 2001, an Initial Decision was issued in which it was determined that Mr. Power had engaged in the conduct alleged. The only sanction imposed was an Order requiring him to cease and desist from committing or causing any violations or future violations of Section 10(b) if the Exchange Act, and Rule 10(b)(5) promulgated thereunder. On March 29, 2001, Mr. Power petitioned the Commission for review of the initial decision. The petition was granted on April 10, 2001. On June 1, 2004, the Commission denied the Petition. On August 2, 2004, Mr. Power filed a Notice of Appeal of the Commission's denial to the United States Circuit Court for the District of Columbia. The matter is still pending.

Brian Power, age 38, has been CEO, President and Director of Golden West since its inception in December 2003. He has been President and Director from February 1997 to the present of Lone Oak Vineyards, Inc., a California real estate investment company. From October 1998 to present, he has been founder and managing member of Spirit of Adventure, LLC, formed to develop deep ocean exploration technologies and design and build high technology-based manned submersibles. From February 2002 to present, he has been founder and managing member of West Indies Investments, LLC, a company that sponsors tourist excursions in Providenciales, Turks and Caicos Islands, and the British West Indies. He has been Director of Snuba, Inc. from 1996 to present, a licensor of and manufacturer of patented dive apparatus. From September 1996 to April 2002, he was a Director of Combined Penny Stock Fund, Inc., a registered closed-end investment management company regulated under the Investment Company Act of 1940; and from May 2000 to December 2001, served as managing member of Binghampton Meadows, LLC, a single purpose real estate development entity located in Solano County, California. Mr. Power attended Solano Community College and the University of California at Davis.

J. Andrew Moorer, age 42, has been Secretary, Chief Financial Officer and Director of Golden West since December 2004. From 2003 to present he has been Chief Executive Officer, President and Director of Black Mountain Holdings, Inc. From 1998 to 2003, he was Chief Executive Officer, President, Chief Financial Officer and Director of Guardian Technologies International, Inc. He was Chief Financial Officer of Redwood MicroCap Fund from 1994 until 1998. Mr. Moorer began his career as a Certified Public Accountant in the Audit and Emerging Business Services Group of the international accounting firm of PriceWaterhouseCoopers. Since leaving public accounting in l987, Mr. Moorer has held various positions in finance with increasing levels of responsibility, including the position of Chief Financial Officer for several firms. Mr. Moorer received his formal education at Loyola College of Maryland.

       Except as indicated above, during the last five years none of our directors or officers have:
a.

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;
c.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

d.

been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

       Our executive officers are elected annually at the annual meeting of our Board of Directors held after each annual meeting of shareholders. Our directors are elected annually at the annual meeting of our shareholders. Each director and executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our by-laws.

       We currently do not have standing audit, compensation or nominating committees of the Board of Directors. We plan to form audit, compensation and nominating committees when it is necessary to do so to comply with federal securities laws or to meet listing requirements of a stock exchange or the Nasdaq Stock Market.

       Except for the filial relationship between John C. Power and Brian Power, no other family relationship exists among our directors. There do not exist any arrangements or understandings between any director and any other person pursuant to which any director was elected as such.

2004 Equity Incentive Plan

       On December 10, 2004, we adopted our 2004 Equity Incentive Plan for our officers, directors and other employees, plus outside consultants and advisors. Under the Equity Incentive Plan, our employees, outside consultants and advisors may receive awards of non-qualified options and incentive options, stock appreciation rights or shares of stock. As required by Section 422 of the Internal Revenue Code of 1986, as amended, the aggregate fair market value of our common stock underlying incentive stock options granted to an employee exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to non-qualified options. The exercise price of an incentive option may not be less than 100% of the fair market value of the shares of our common stock on the date of grant. The same limitation does not apply to non-qualified options. An option is not transferable, except by will or the laws of descent and distribution. If the employment of an optionee terminates for any reason, (other than for cause, or by reason of death, disability or retirement), the optionee may exercise his options within a 90-day period following such termination to the extent he was entitled to exercise such options at the date of termination. A maximum of 500,000 shares of our common stock are subject to the Equity Incentive Plan. As of the date of this prospectus, no options, stock appreciation rights or bonus stock have been granted under the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to provide employees, including our officers and employee directors, and non-employee consultants and advisors, with an increased incentive to make significant and extraordinary contributions to our long-term performance and growth, to join their interests with the interests of our shareholders, and to facilitate attracting and retaining employees of exceptional ability.

       The Equity Incentive Plan may be administered by the Board or in the Board's sole discretion by the Compensation Committee of the Board or such other committee as may be specified by the Board to perform the functions and duties of the Committee under the Equity Incentive Plan. Subject to the provisions of the Equity Incentive Plan, the Committee and the Board shall determine, from those eligible to be participants in the Equity Incentive Plan, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock option, stock appreciation rights and restricted stock.

Director Compensation

       Under our Equity Incentive Plan, each of our directors and officers is eligible to receive options to purchase shares of our common stock. To date, no option grant has been made to any director. We plan to make annual grants to directors in the future, but the basis of such grants has not yet been established.

Executive Compensation

The following table and discussions summarize all plan and non-plan compensation earned by or paid to our chief executive officer and chief financial officer for our last two completed fiscal years. No other executive officer received total annual salary and bonus of at least $100,000 during those periods.

TABLE 1 SUMMARY COMPENSATION TABLE
					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Options/ SARs(#)	LTIP Payouts ($)	All Other Compensa- tion ($)
Brian Power, CEO	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-

No executive officer will receive perquisites and other personal benefits which, in the aggregate, exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus paid during the fiscal year.

The following table summarizes information related to grants of stock options (whether or not in tandem with SARs) and freestanding SARs made during the last completed fiscal year to each of the named executive officers specified below:

TABLE 2
OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR
(INDIVIDUAL GRANTS)
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Brian Power	-0-	0%

The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at December 31, 2003.

TABLE 3
AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 2003
AND OPTION VALUES

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised in the Money Options at December 31, 20031
	Exercisable	Unexercisable	Exercisable	Unexercisable
Brian Power	-0-	-0-	$-0-	$-0-

1.

Options are in the money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the estimated fair market value of the common stock at December 31, 2003, of $.25 per share, less the exercise price.

Employment and Consultation Agreements

       We do not have any written employment agreements with any of our executive officers of key employees, nor do we have or maintain key man life insurance on any of our employees.

       We have two consulting agreements with persons who perform services as independent contractors.

       Accounting services are performed by Ben Kirby in consideration of a monthly fee. This arrangement is terminable at will.

       Scott Burchell is our full time sales agent in consideration of a monthly fee. This arrangement is also terminable at will.

Limitation On Directors' Liability; Indemnification

       Our certificate of incorporation limits the liability of a director for monetary damages for his conduct as a director, except for:
*	Any breach of the duty of loyalty to us or our stockholders,
*	Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
*	Dividends or other distributions of corporate assets from which the director derives an improper personal benefit.
*	Liability under federal securities law

       The effect of these provisions is to eliminate our right and the right of our stockholders (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director, except for the acts described above. These provisions do not limit or eliminate our right or the right of a stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

       Our certificate of incorporation also provides that we shall indemnify, to the full extent permitted by Delaware law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents. The indemnification is against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Relationships and Related Transactions

          The Company issued 400,000 shares valued at $60,000 to four investors in exchange for certain assets the investors had acquired from the Alta Group (see below).

          The assets acquired had been sold by Alta California Broadcasting, Inc. and its affiliates Nova Redwood, LLC and Four Rivers Broadcasting, Inc. (hereinafter referred to as the "Alta group"). John C. Power, an officer, director and founder of the Company, is also an officer and director of all three entities that comprise the Alta Group.

          Alta California Broadcasting, Inc. had acquired the domain name www.ales.com.  On September 29, 2002, Four Rivers Broadcasting, Inc. filed a trademark application number 78169062 with the Unites States Patent and Trademark Office ("USPTO") for Mount Shasta Ale™ based on its intent to use the proposed mark. In 2003, Nova Redwood, LLC had advanced $59,500 to Butte Creek Brewing Company, LLC as part of a planned acquisition. In October 2003, the Alta Group decided to not pursue the acquisition of Butte Creek and sold the domain name www.ales.com, all rights to the Federal Trademark application for Mount Shasta Ale™ and the advances to Butte Creek for $60,000 to a group of four investors who vended the assets into the Company as founding shareholders. These investors are not affiliates of the Company.

          On December 1, 2003, John C. Power purchased a delivery vehicle (2003 Ford Van) for the purposes of assisting Butte Creek Brewing Company, LLC ("Butte Creek") maintain and expand its self-distribution capabilities. The vehicle is 100% utilized by Butte Creek as a delivery vehicle. The purchase price of the vehicle was $22,920.70 and was financed for 60 months with Ford Credit at an annual percentage rate of 5.99%. The payments on the vehicle are paid by the Company and are recorded as advances to Butte Creek under the asset purchase agreement. The liability to Ford Credit is in the name of John C. Power and is therefore not recorded as a liability on these financial statements. There are no written agreements between the Company and Butte Creek memorializing this transaction.

          In July 2004, John C. Power purchased a delivery vehicle (2004 Ford Van) for the purpose of assisting Butte Creek maintain and expand its self-distribution capabilities. The vehicle is 100% utilized by Butte Creek as a delivery vehicle. The purchase price was $26,155.91 and was financed for 60 months with Ford Credit at an annual percentage rate of 0.90%. The payments on the vehicle are paid by the Company and are recorded as advances to Butte Creek under the Asset Purchase Agreement. The liability to Ford Credit is the name of the officer and director of the Company and is therefore not recorded as a liability on the Company's financial statements. There are no written agreements between the Company and Butte Creek memorializing this transaction.

          In 2003, John C. Power guaranteed a $25,000 line of credit for Butte Creek with one of its key suppliers. No compensation has been paid by either the Company or Butte Creek for the guarantee.

          In 2004, the Company purchased certain hops rhizomes for research and development purposes. The rhizomes were planted on the property of Brian Power. The rhizomes were expensed as research and development expense in 2004. The value of the personal real property used by the directors to farm the hops was an insignificant portion of their property.

          The Company has advances payable to John C. Power in the amounts of $1,582 as of December 31, 2003 and $17,082 as of September 30, 2004. The advances are uncollateralized, are due on demand and do not bear interest.

Security Ownership of Management and Principal Stockholders

The following table sets forth information with respect to beneficial ownership of our common stock by:
*	each person who beneficially owns more than 5% of the common stock;
*	each of our executive officers named in the Management section;
*	each of our Directors; and
*	all executive officers and Directors as a group.

The table shows the number of shares owned as of December 1, 2004 and the percentage of outstanding common stock owned as of December 1, 2004. Each person has sole voting and investment power with respect to the shares shown, except as noted.
		Percent of Class (2)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Before Offering(3)	After Offering (Minimum) (4)(5)	After Offering (Maximum) (4)(6)
Allan W. Williams	160,000	10.7%	7.6%	5.9%
John C. Power Post Office Box 44 60 Sea Walk Drive Sea Ranch, CA 95497	398,000	26.5%	19.0%	14.7%
Clifford L. Neuman 1507 Pine Street Boulder, CO 80302	100,000	6.7%	4.8%	3.7%
J. Andrew Moorer	130,000	8.7%	6.2%	4.8%
Kevin Houtz	140,000	9.3%	6.7%	5.2%
All officers and directors as a group (three persons)	528,000	35.2%	25.1%	19.6%

____________________________

(1)	Unless otherwise stated, address is 945 West 2nd Street, Chico, California 95928.
(2)

Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options or warrants if those options or warrants are exercisable within 60 days of the date of this prospectus. In calculating percentage ownership, we calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into (iii) the total number of shares and exercisable options owned by that person.

(3)	Shares and percentages beneficially owned are based upon 1,500,000 shares outstanding on December 1, 2004.
(4)	Assumes shareholder did not purchase any shares in the offering.
(5)	Assumes 2,100,000 shares outstanding.
(6)	Assumes 2,700,000 shares outstanding.

The Offering

       We are offering on a best efforts basis up to 1,000,000 shares of our common stock on a 400,000 minimum, 1,000,000 share maximum basis at an offering price of $.50 per share. The terms of the offering are as follows:
*

We are offering the shares to the public through our officers and directors, and will rely primarily on the efforts of John Power, one of our directors. No sales commission will be paid to our officers and directors. We do not presently intend to use the services of any broker-dealer or investment banking firm in the offering.

*

Until we have sold at least 400,000 shares of common stock, we will not accept subscriptions for any shares. None of our officers, directors or promoters will purchase shares in the offering in order to achieve the minimum offering amount. All proceeds of at least the minimum offering will be deposited in an escrow account with Corporate Stock Transfer, Inc., our transfer agent. If we are unable to sell at least 400,000 shares before the offering ends, we will return all funds, without deduction or interest, to subscribers promptly after the end of the offering.

*

We have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason. The offering will remain open until all of the shares are sold or 90 days from the date of this prospectus, which may be extended by us, in our discretion, for an additional 90 days. We may decide to cease selling efforts at any time prior to such date if our Board of Directors determines that there is a better use of funds and management time than the continuation of this offering.

*

If this offering is not oversubscribed, within a reasonable time after effectiveness, we plan to accept all subscriptions as soon as reasonably practicable. If this offering is oversubscribed or appears likely to be oversubscribed within a reasonable time after effectiveness, we plan to allocate the shares among subscribers in our sole discretion.

*

We anticipate having one or more closings of this offering, the first of which cannot be held until we are able to sell at least 400,000 shares. After than, we could have multiple closings whenever we receive and accept subscriptions.

       We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of shares in this offering. Our officers and directors are relying on Rule 3a4-1 of the Securities and Exchange Act of 1934 as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the Units. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:
-	He must not be subject to a statutory disqualification;
-	He must not be compensated in connection with such selling participation by payment of commission or other payments based either directly or indirectly on such transactions;
-	He must not be an associated person of a broker-dealer;
-	He must restrict participation to transactions involving offers and sale of the Units;
-

He must perform substantial duties for us after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

-	He must restrict participation to written communications or responses to inquiries of potential purchasers.

       Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1. Our officers and directors have no current plans to purchase Units in the offering.

       How to Invest in the Offering

       Prior to effectiveness, no one may purchase any shares in this offering. Following the effectiveness of this offering, in order to purchase shares in this offering, an investor must:
*	Execute and deliver to us a subscription agreement that will provided by us to investors.
*

Deliver the subscription agreement to us at the same time that you deliver payment of the subscription amount for your shares. All payments should be made payable to the order of "Golden West Brewing Company, Inc. Escrow Account."

*	Deliver a signed subscription agreement and payment of the subscription amount to Corporate Stock Transfer, Inc. as follows:
Corporate Stock Transfer, Inc. 3200 Cherry Creek Drive South, Suite 430 Denver, CO 80209 Attention: Carylyn K. Bell
*

Following the effectiveness of this offering, an investor can request a paper copy of the subscription agreement and prospectus by calling us, writing to us, or e-mailing us at the number and address listed in this prospectus.

       We intend to deliver to investors certificates for their shares within 30 days of accepting their subscription agreements.

       Determination of Offering Price

       The offering price of the shares being offered hereby was arbitrarily determined by us and is not necessarily related to our assets, book value or financial condition. In determining the offering price and the number of shares to be offered, we considered such factors as our financial condition, our net tangible book value, limited operating history and general condition of the securities market. Accordingly, the offering price of the shares may not indicate the actual value of our securities.

       There currently exists no public trading market for our common stock, and we cannot assure you that such a market will develop in the future. In the absence of an active public trading market, an investor may not be able to liquidate his investment without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation.

       If our securities are not quoted on the OTC Electronic Bulletin Board, they may be quoted in the "pink sheets" maintained by the National Quotations Bureau, Inc., which reports quotations by brokers or dealers making a market in particular securities. We have no agreement with any other broker or dealer to act as a market maker for our securities and there is no assurance that we will be successful in obtaining any market makers. The lack of a market maker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate quotations as to the price of, our securities.

Description of Securities

       We are authorized to issue up to 20,000,000 shares of $.0001 par value common stock and 5,000,000 shares of $.0001 par value preferred stock. As of December 15, 2004, 1,500,000 shares of common stock and no shares of preferred stock were issued and outstanding, and there were approximately 13 shareholders of record.

Common Stock

       Each holder of common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of common stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro-rata, our assets which are legally available for distribution to shareholders. The issued and outstanding shares of common stock are validly issued, fully paid, and non-assessable.

Preferred Stock

       We are authorized to issue up to 5,000,000 shares of $.0001 par value preferred stock. Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors. In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without shareholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

*	the rate of distribution,
*	the price at and the terms and conditions on which shares shall be redeemed,
*	the amount payable upon shares for distributions of any kind,
*	sinking fund provisions for the redemption of shares,
*	the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and
*	voting rights except as limited by law.

       We could authorize the issuance of additional series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common shareholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common shareholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Delaware Law

       We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent, Warrant Agent and Registrar

       The transfer agent and registrar for our common and preferred stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

Reports to Shareholders

       We intend to furnish annual reports to shareholders that will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to shareholders, as we deem appropriate.

Shares Eligible For Future Sale

       Prior to the offering, there has been no public market for our common stock. If a public trading market develops, of which there can be no assurance, future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

       Upon completion of the offering, and assuming we issue 200,000 shares, without adjustment, in connection with the Butte Creek acquisition, we will have between 2,100,000 and 2,700,000 shares of common stock outstanding, depending on how many shares are sold in the offering. All 1,500,000 shares which were outstanding prior to this offering are "restricted securities" under the Securities Act and may not be resold except pursuant to an exemption from the registration requirements of the Securities Act, including Rule 144. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares owned by our officers, directors, and major shareholders, which will be subject to certain resale limitations of Rule 144 promulgated under the Securities Act. Officers and directors who own in the aggregate a total of 398,000 shares have agreed with us not to sell, transfer, assign, or make any other disposition of any shares owned by them for a period of six months after the date of this prospectus.

       Further, there are outstanding options exercisable to purchase an additional 200,000 shares of common stock. None of the shares of common stock issuable upon exercise of the options will be free trading, and will be salable only under Rule 144, unless we file a registration statement to register the sale of such shares.

Legal Matters

       The validity of the issuance of the common stock offered hereby will be passed upon for us by Clifford L. Neuman, P.C. of Boulder, Colorado. Mr. Neuman is the beneficial owner of 100,000 shares of common stock of the Company.

Experts

       Our financial statements and those of Butte Creek as of and for the year ended December 31, 2003 have been included herein in reliance on the reports of Schumacher & Associates, Inc., independent public accountants, appearing elsewhere herein, given upon the authority of that firm as experts in auditing and accounting.

Additional Information

       We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, DC Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's Website at http://www.sec.gov.

       We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock and common stock warrants to be sold by the Selling Securityholders and issued pursuant to the exercise of the warrants. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement. You can review a copy of the Registration Statement and its exhibits at the public reference rooms maintained by the Commission and on the Commission's Website as described above.

GOLDEN WEST BREWING COMPANY, INC. AND SUBSIDIARY

BUTTE CREEK BREWING COMPANY, LLC

FINANCIAL STATEMENTS

AND

PRO FORMA FINANCIAL INFORMATION

GOLDEN WEST BREWING COMPANY, INC. AND SUBSIDIARY
INDEX TO FINANCIAL STATEMENTS
PAGE
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets - September 30, 2004 (unaudited) and December 31, 2003
Consolidated Statement of Operations - For the nine months ended September 30, 2004 (unaudited)
Consolidated Statement of Operations - For the period from December 23, 2003 (inception) through December 31, 2003
Consolidated Statement of Stockholders' Equity - For the period from December 23, 2004 (inception) through December 31, 2003, and for the nine months ended September 30, 2004 (unaudited)
Consolidated Statement of Cash Flows - For the nine months ended September 30, 2004 (unaudited)
Consolidated Statement of Cash Flows - For the period from December 23, 2003 (inception) through December 31, 2003
Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Golden West Brewing Company, Inc.
(a Development Stage Company)

We have audited the accompanying consolidated balance sheet of Golden West Brewing Company, Inc. (a development stage company), as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from December 23, 2003 (inception) to December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Golden West Brewing Company, Inc. (a development stage company) as of December 31, 2003, and the results of its operations and cash flows for the period from December 23, 2003 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has sustained losses from operations, and has net capital and working capital deficits which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SCHUMACHER & ASSOCIATES, INC.

Denver, Colorado
December 7, 2004

GOLDEN WEST BREWING COMPANY, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
ASSETS
	As of September 30, 2004 (unaudited)	As of December 31, 2003
Current Assets:
Cash and cash equivalents	$ -	$ -
Stock subscription receivable	22,500	-
Total current assets	22,500	-
Other Assets:
Advances to Butte Creek, less valuation allowances of $134,965 at December 31, 2003 and $289,072 at September 30, 2004	-	-
Intangibles	985	1,170
Deferred offering costs	15,000	-
Other assets	251	-
Total other assets	16,236	1,170
Total Assets	$ 38,736	$ 1,170

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current Liabilities:
Checks written in excess of funds available	6,553	-
Accounts payable	25,146	-
Advances payable to a related party	17,082	1,582
Total current liabilities	48,781	1,582

Total Liabilities	48,781	1,582

Commitments and Contingencies (Notes 1,2,3,4,8 and 9)

Stockholders' (Deficit)
Preferred stock, $.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $.0001 par value, 20,000,000 shares authorized, 700,000 shares issued and outstanding December 31, 2003 and 1,412,000 shares issued and outstanding at September 30, 2004	141	70
Additional paid-in capital	312,859	134,930
Accumulated (Deficit) during development stage	(323,045)	(135,412)

Total Stockholders' (Deficit)	(10,045)	(412)

Total Liabilities and Stockholders' (Deficit)	$ 38,736	$ 1,170

See accompanying notes to these financial statements.

GOLDEN WEST BREWING COMPANY, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Nine Months Ended September 30, 2004	For the Period from December 23, 2003 (inception) through September 30, 2004

Revenues	$ -	$ -

Operating Expenses:
Organizational expenses	3,000	3,317
Legal and accounting	26,819	26,819
Research and development	928	928
Selling, general and administrative	2,779	2,909
Total operating expenses	33,526	33,973

Operating (Loss)	(33,526)	(33,973)

Other Expense:
Valuation allowance for advances	(154,107)	(289,072)

Net (Loss)	$(187,633)	$(323,045)

Weighted Average Shares Outstanding	865,513	851,817

Net (Loss) Per Share	$ (0.22)	$ (0.38)

See accompanying notes to these financial statements.

GOLDEN WEST BREWING COMPANY, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
FROM DECEMBER 23, 2003 (INCEPTION) THROUGH DECEMBER 31, 2003

Revenues	$ -

Operating Expenses:
Organizational expenses	317
Selling, general and administrative	130
Total operating expenses	447

Operating (Loss)	(447)

Other expense:
Valuation allowance for advances	(134,965)

Net (Loss)	$ (135,412)

Weighted Average Shares Outstanding	433,333

Net (Loss) Per Share	$ (0.31)

See accompanying notes to these financial statements.

GOLDEN WEST BREWING COMPANY, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT)
FROM DECEMBER 23, 2003 (INCEPTION) THROUGH DECEMBER 31, 2003
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (Unaudited)

	Preferred Stock		Common Stock	Additional Paid-In		Accumulated (Deficits) During Development
	Shares	Amount	Shares	Amount	Capital	Stage	Totals
Balance, inception	-	$ -	-	$ -	$ -	$ -	$ -

Stock issued for assets at $0.15	-	-	400,000	40	59,960	-	60,000

Stock issued for cash at $0.25	-	-	300,000	30	74,970	-	75,000

Net (loss)	-	-	-	-	-	(135,412)	(135,412)

Balance, December 31, 2003	-	-	700,000	70	134,930	(135,412)	(412)

Stock issued for cash at $0.25	-	-	712,000	71	177,929	-	178,000

Net (loss)	-	-	-	-	-	(187,633)	(187,633)

Balance, September 30, 2004 (Unaudited)	-	$ -	1,412,000	$ 141	$ 312,859	$(323,045)	$ (10,045)

See accompanying notes to these financial statements.

GOLDEN WEST BREWING COMPANY, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30, 2004	For the Period from December 23, 2003 (inception) through September 30, 2004
Cash Flows from Operating Activities:
Net loss	$(187,633)	$ (323,045)
Adjustments to reconcile net loss to net cash used in operating activities:
Valuation allowance	154,107	289,072
Changes in operating assets and liabilities:
(Increase) in:
Other assets	(66)	(1,236)
Increase in:
Checks written in excess of funds available	6,553	6,553
Accounts payable	25,146	25,146
Accounts payable, related party	15,500	17,082
Net cash provided by operating activities	13,607	13,572

Cash Flows from Investing Activities:
Advances to Butte Creek	(154,107)	(289,072)
Net cash (used in) investing activities	(154,107)	(289,072)

Cash Flows from Financing Activities:
Proceeds from issuance of stock	178,000	313,000
Deferred offering costs	(15,000)	(15,000)
(Increase) in stock subscription receivable	22,500)	22,500)
Net cash provided by financing activities	140,500	275,500

Increase in Cash and Cash Equivalents	-	-
Cash and Cash Equivalents, beginning of period	-	-
Cash and Cash Equivalents, end of period	$ -	$ -
Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$ -	$ -
Cash paid for income tax	$ -	$ -

See accompanying notes to these financial statements.

GOLDEN WEST BREWING COMPANY, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
FROM DECEMBER 23, 2003 (INCEPTION) THROUGH DECEMBER 31, 2003
Cash Flows from Operating Activities:
Net (loss)	$(135,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Valuation allowance	134,965
Changes in operating assets and liabilities:
(Increase) in:
Intangibles	(1,170)
Increase in:
Accounts payable	1,582
Net cash (used in) operating activities	(35)

Cash Flows from Investing Activities:
Advances to Butte Creek	(134,965)
Net cash (used in) investing activities	(134,965)

Cash Flows from Financing Activities:
Proceeds from issuance of stock	135,000
Net cash provided by financing activities	135,000

Increase (Decrease) in Cash and Cash Equivalents	-
Cash and Cash Equivalents, beginning of period	-
Cash and Cash Equivalents, end of period	$ -
Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$ -
Cash paid for income tax	$ -

See accompanying notes to these financial statements.

GOLDEN WEST BREWING COMPANY, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND SEPTEMBER 30, 2004 (UNAUDITED)

1.      Nature of Business and Significant Accounting Policies:

This summary of significant accounting policies of Golden West Brewing Company, Inc. (the "Company") is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in preparation of the financial statements. The Company has selected December 31 as its year end.

Description of Business - Golden West Brewing Company, Inc. (the "Company") a Delaware Corporation and its wholly-owned California subsidiary Golden West Brewing Company ("GWB-CA") are development stage companies formed in December 2003 for the purpose of acquiring Butte Creek Brewing Company, LLC ("Butte Creek").

The Company's sole activities have been the acquisition of certain assets from four of the founding shareholders and to raise capital to pursue the acquisition of Butte Creek.

The Company issued 400,000 shares valued at $60,000 to four investors in exchange for certain assets. The assets consisted of advances to Butte Creek of $59,500, a trademark application number 78169062 with the United States Patent and Trademark Office ("USPTO") for Mount Shasta Ale(TM) valued at $335 and a domain name www.ales.com valued at $165.

The consolidated financial statements include the accounts of the companies listed above for the period from December 23, 2003 (inception) through December 31, 2003 and for the nine months ended September 30, 2004. All inter-company account balances and transactions are eliminated in consolidation.

Income Recognition - The Company is a development stage company and has generated no revenues.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates. The Company's financial statements are based upon a number of significant estimates including the allowance for doubtful accounts. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that the estimates for these items could be further revised in the near term and such revisions could be material.

Financial Instruments - The Company discloses fair value information about financial instruments when it is practicable to estimate that value. The carrying value of the Company's cash, cash equivalents, and accounts payable approximate their estimated fair values due to their short-term maturities.

Concentrations of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and advances. At December 31, 2003 and September 30, 2004, the Company had no amounts of cash or cash equivalents in financial institutions in excess of amounts insured by agencies of the U.S. Government.

Valuation of Long-Lived Assets - The Company evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset is considered impaired when the projected undiscounted future cash flows are less than its carrying value. The Company measures impairment based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Income Taxes - The Company recognizes deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, the effect of net operating losses, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Intangibles - Intangibles consist of receipts, trade names, trademarks and other intangibles. Amounts are amortized using the straight-line method over 20 years, which is the estimated useful life of the intangibles. Assets determined to have indefinite lives are no longer amortized in accordance with SFAS No. 142, "Goodwill and Other Intangibles," but are tested for impairment on an annual basis.

Recent Accounting Pronouncements - There were various accounting standards and interpretations issued during 2003, none of which are expected to have a material impact on the Company's consolidated financial position, operations or cash flows.

Interim Financial Statements - The balance sheet as of September 30, 2004 and the statements of operations and statements of cash flows for the nine month periods ended September 30, 2004 and the statement of changes in stockholders' equity for the nine months ended September 30, 2004 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the financial position, results of operations, cash flows and changes in member's deficit for all periods presented have been made.

Development Stage Enterprise - Based upon the Company's business plan, it is a development stage enterprise since planned principal operations have not yet commenced. Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

Per Share Information - Per share information is computed by dividing the net income or loss by the weighted average number of shares outstanding during the period.

Cash and Cash Equivalents - The Company considers cash and cash equivalents to consist of cash on hand and demand deposits in banks with an initial maturity of 90 days or less.

Risks and Uncertainties - The Company is subject to substantial business risks and uncertainties inherent in starting a new business. There is no assurance that the Company will be able to generate sufficient revenues or obtain sufficient funds necessary for launching a new business venture.

Basis of Presentation - Going Concern - Generally accepted accounting principles in the United States of America contemplates the continuation of the Company as a going concern. However, the Company has sustained losses from operations, and has net capital and working capital deficits and no business operations, which raise substantial doubt about the Company's ability to continue as a going concern. Management intends to seek a business combination candidate.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management has opted to commence the filing of Securities and Exchange Commission (SEC) reporting documentation and then to seek a business combination. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Advances Receivable

Advances receivable are carried at net realizable value.  The Company has established an allowance for doubtful accounts based on factors pertaining to the credit risk of the investment and other information.  Delinquent accounts are written off when it is determined that the amounts are uncollectible.  The Company had a valuation allowance for doubtful accounts of $134,965 and $289,072 at December 31, 2003 and September 30, 2004, respectively. See Note 8.

2.     Advances Payable::

The Company has advances payable to a related party in the amounts of $1,582 as of December 31, 2003 and $17,082 as of September 30, 2004. The advances are uncollateralized, due on demand and do not bear interest.

3     Related Party Transactions

(a)     The Company issued 400,000 shares valued at $60,000 to four investors in exchange for certain assets the investors had acquired from the Alta Group (see below).

The assets acquired had been sold by Alta California Broadcasting, Inc. and its affiliates Nova Redwood, LLC and Four Rivers Broadcasting, Inc. (hereinafter referred to as the "Alta group"). John C. Power, an officer, director and founder of the Company, is also an officer and director of all three entities that comprise the Alta group.

Alta California Broadcasting, Inc. had acquired the domain name www.ales.com. On September 29, 2002, Four Rivers Broadcasting, Inc. filed a trademark application number 78169062 with the Unites States Patent and Trademark Office ("USPTO") for Mount Shasta Ale(TM) based on its intent to use the proposed mark. In 2003, Nova Redwood, LLC had advanced $59,500 to Butte Creek Brewing Company, LLC as part of a planned acquisition. In October 2003, the Alta Group decided to not pursue the acquisition of Butte Creek and sold the domain name www.ales.com, all rights to the Federal Trademark application for Mount Shasta Ale(TM) and the advances to Butte Creek for $60,000 to a group of four investors who became founding shareholders of the Company.

(b)     On December 1, 2003, an officer and director of the Company purchased a delivery vehicle (2003 Ford Van) for the purposes of assisting Butte Creek Brewing Company, LLC ("Butte Creek") maintain and expand its self-distribution capabilities. The vehicle is 100% utilized by Butte Creek as a delivery vehicle. The purchase price of the vehicle was $22,920.70 and was financed for 60 months with Ford Credit at an annual percentage rate of 5.99%. The payments on the vehicle are paid by the Company and are recorded as advances to Butte Creek under the asset purchase agreement. The liability to Ford Credit is in the name of the officer and director of Golden West Brewing company, Inc. and is therefore not recorded as a liability on these financial statements. There are no written agreements between the Company and Butte Creek memorializing this transaction.

(c)     In July 2004, an officer and director of the Company purchased a delivery vehicle (2004 Ford Van) for the purpose of assisting Butte Creek maintain and expand its self-distribution capabilities. The vehicle is 100% utilized by Butte Creek as a delivery vehicle. The purchase price was $26,155.91 and was financed for 60 months with Ford Credit at an annual percentage rate of 0.90%. The payments on the vehicle are paid by the Company and are recorded as advances to Butte Creek under the asset purchase agreement. The liability to Ford Credit is the name of the officer and director of the Company and is therefore not recorded as a liability on these financial statements. There are no written agreements between the Company and Butte Creek memorializing this transaction.

(d)     In 2003, an officer and director of the Company guaranteed a $25,000 line of credit for Butte Creek with one of its key suppliers. No compensation has been paid by either the Company or Butte Creek for the guarantee.

(e)     In 2004, the Company purchased certain hops rhizomes for research and development purposes. The rhizomes were planted on the property of a director of the Company. The rhizomes were expensed as research and development expense in 2004. The value of the personal real property used by the directors to farm the hops was an insignificant portion of their property.

(f)     The Company has advances payable to a related party in the amounts of $1,582 as of December 31, 2003 and $17,082 as of September 30, 2004. The advances are uncollateralized, are due on demand and do not bear interest.

4.      Contingent Liabilities

On September 29, 2002, Four Rivers Broadcasting, Inc. filed a trademark application number 78169062 with the Unites States Patent and Trademark Office ("USPTO") for Mount Shasta Ale(TM) based on its intent to use the proposed mark. All rights to the mark were assigned to certain founding shareholders of the Company and subsequently the Company.

The mark was initially approved for publication by the USPTO. However, the owner of a different federally registered trademark has opposed our registration of this mark. The matter is pending before the USPTO. In addition, Four Rivers entered into litigation with a third-party regarding the mark. The Company is liable for certain legal fees incurred by Four Rivers regarding this litigation. During the nine months ended September 30, 2004, the Company incurred approximately $25,200 in legal fees relating to this litigation and anticipates an additional $15,000 in legal fees. If the Company is unable to register the mark or has an unfavorable outcome on the pending litigation then the Company may be forced to discontinue its use of the mark or its rights under the mark may be limited and our investment in the mark would be written off.

The Company has given verbal authority to Butte Creek to market Mt. Shasta Extra Pale Ale. No licensing agreement has been negotiated or executed.

5.     Deferred Offering Costs:

As of September 30, 2004, the Company had incurred $15,000 related to a proposed public offering of its securities. At September 30, 2004, the Company has carried the $15,000 as deferred offering costs in its financial statements. If the offering is successful, these costs will be charged against the proceeds.

6.     Common Stock:

At inception, the Company issued 400,000 shares of its common stock at $0.15 per share for assets valued at $60,000. During the period ended December 31, 2003, the Company issued 300,000 shares of its common stock at $0.25 per share for cash of $75,000.

During the nine months ended September 30, 2004, the Company issued 712,000 shares of its common stock at $0.25 per share for cash of $155,500 and a stock subscription receivable of $22,500.

Subsequent to September 30, 2004, the Company issued 88,000 shares of its common stock at $0.25 per share for cash of $22,000.

7.     Income Taxes

The Company has an estimated net operating loss carry forward of approximately $135,000 and $323,000 at December 31, 2003 and September 30, 2004, respectively, to offset future taxable income. The net operating loss carry forward, if not used, will expire in the year ending December 31, 2023, and may be restricted if there is a change in ownership. No deferred income taxes have been recorded because of the uncertainty of future taxable income to be offset.

Significant components of the Company's net deferred income tax asset are as follows:
	December 31,	September 30,
	2003	2004
Net operating losses carry forward	$ 25,000	$ 60,000
Deferred income tax allowance	(25,000)	(60,000)
Net deferred income tax asset	$ -	$ -

The reconciliation of income tax (benefit) computed at the federal statutory rate to income tax expense (benefit) at December 31, 2003 and September 30, 2004 is as follows:
Tax (benefit) at Federal statutory rate	(15.00)%
State tax (benefit) net of Federal benefit	(3.50)
Valuation allowance	18.50
Tax provision (benefit)	-

8.     Advances Receivable

During the year ended December 31, 2003, the Company advanced $134,965 to an entity with whom the Company has entered into an Asset Purchase and Sale Agreement. See Note 9. During the nine months ended September 30, 2004, the Company advanced an additional $154,107 to this entity. These advances are prepayments on the purchase of assets and are uncollateralized. Should the business combination not happen, it is unlikely that the Company will collect on these advances. In addition, the entity has had recurring losses and has negative capital. Should the business combination occur, the goodwill acquired would be impaired. Because of these factors, management of the Company has elected to expense the total advances made, resulting in other expenses of $134,965 and $154,107 for the period ended December 31, 2003 and September 30, 2004, respectively.

9.     Subsequent Events:

Effective October 8, 2004, the Company executed a definitive Asset Purchase and Sale Agreement with Butte Creek. Under the terms of the Acquisition Agreement, the Company plans to purchase substantially all of the business assets of Butte Creek. In consideration of the Butte Creek assets, the Company has agreed to pay:
*

the sum of $350,000 in cash (of which $289,072 and $134,965 was advanced as of September 30, 2004 and December 31, 2003, respectively) and the balance is due in monthly installments by December 31, 2004; the sales price is contingent on the working capital ratio of Butte Creek;

*	the assumption by Golden West of not more than $300,000 in trade and accounts payable of Butte Creek; and
*	the issuance of no more than 200,000 shares of the Company's common stock to Butte Creek.

In accordance with the Acquisition Agreement, closing is scheduled to take place on January 2, 2005, with an effective date of January 1, 2005. The acquisition is contingent on the Company obtaining the approval of the California Department of Alcoholic Beverage Control, which issues licenses to manufacture and sell beer in the State of California, and the United States Bureau of Alcohol, Tobacco and Firearms ("BATF"), which issues permits allowing the manufacture of fermented malt beverages. A contingency exists with respect to this matter, the ultimate resolution of which cannot presently be determined.

Subsequent to September 30, 2004, the Company sold 88,000 additional shares at $0.25 per share to fund its ongoing operations and obligations.

On December 10, 2004, we adopted our 2004 Equity Incentive Plan for our officers, directors and other employees, plus outside consultants and advisors. Under the Equity Incentive Plan, our employees, outside consultants and advisors may receive awards of non-qualified options and incentive options, stock appreciation rights or shares of stock. A maximum of 500,000 shares of our common stock are subject to the Equity Incentive Plan. No stock appreciation rights, options or bonus stock have been granted under the Equity Incentive Plan.

The Equity Incentive Plan may be administered by the Board or in the Board's sole discretion by the Compensation Committee of the Board or such other committee as may be specified by the Board to perform the functions and duties of the Committee under the Equity Incentive Plan. Subject to the provisions of the Equity Incentive Plan, the Committee and the Board shall determine, from those eligible to be participants in the Equity Incentive Plan, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock option, stock appreciation rights and restricted stock.

BUTTE CREEK BREWING COMPANY, LLC
INDEX TO FINANCIAL STATEMENTS
PAGE
Report of Independent Registered Public Accounting Firm
Balance Sheets - September 30, 2004 (unaudited) and December 31, 2003
Statements of Operations - For the nine months ended September 30, 2004 (unaudited) and September 30, 2003 (unaudited)
Statements of Operations - For the Years Ended December 31, 2003 and 2002
Statements of Members' Deficit - For the nine months ended September 30, 2004 (unaudited) and the Years Ended December 31, 2003 and 2002
Statements of Cash Flows - For the nine months ended September 30, 2004 (unaudited) and September 30, 2003 (unaudited)
Statements of Cash Flows - For the Years Ended December 31, 2003 and 2002
Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members
Butte Creek Brewing Company, LLC
Chico, California

We have audited the accompanying balance sheet of Butte Creek Brewing Company, LLC as of December 31, 2003 and the related statements of operations, members' deficit, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Butte Creek Brewing Company, LLC as of December 31, 2003, and the results of their operations, changes in members' deficit and cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has sustained losses from operations, is delinquent on certain payables, and has net capital and working capital deficits that raise substantial doubts about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SCHUMACHER & ASSOCIATES, INC.

Denver, Colorado
March 10, 2004

BUTTE CREEK BREWING COMPANY, LLC
BALANCE SHEETS
ASSETS
	September 30, 2004 (unaudited)	December 31, 2003
Current Assets:
Cash and cash equivalents	$ 16,879	$ 21,202
Accounts receivable, net of allowance for doubtful accounts of $1,280	69,588	38,383
Inventory	77,516	89,191
Total current assets	163,983	148,776
Other Assets:
Property and equipment, net of accumulated depreciation	156,727	160,777
Intangibles, net of accumulated amortization	2,238	1,809
Total other assets	158,965	162,586
Total Assets	$ 322,948	$ 311,362
LIABILITIES AND MEMBERS' (DEFICIT)
Current Liabilities:
Accounts payable	$ 106,720	$ 81,927
Accrued expenses	98,118	74,093
Lines of credit payable	35,648	36,530
Management fees payable	229,441	226,361
Advances payable	289,072	134,965
Notes payable - other, current portion	33,699	60,862
Notes payable - related party, current portion	22,680	25,394
Total current liabilities	815,378	640,132
Long-Term Liabilities:
Notes payable - other, net of current portion	23,788	48,251
Notes payable- related party, net of current portion	-	2,220
Total Liabilities	839,166	690,603
Commitments and Contingencies (Notes 1,4-10)
Members' (Deficit)	(516,218)	(379,241)
Total Liabilities and Members' (Deficit)	$ 322,948	$ 311,362

See accompanying notes to these financial statements.

BUTTE CREEK BREWING COMPANY, LLC
STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2004 and 2003

	2004 (unaudited)	2003 (unaudited)

Revenues	$ 491,906	$ 318,086

Cost of Sales	330,904	241,995

Gross Profit	161,002	76,091

Operating Expenses:
Depreciation	21,079	22,258
Member compensation	32,000	35,800
Rent	23,850	23,350
Salesman compensation	49,771	18,920
Other	150,179	66,179
Total operating expenses	276,879	166,507

Operating (Loss)	(115,877)	(90,416)

Other Income (Expense):
Other income	1,757	-
Interest (expense)	(22,857)	(21,506)
Total other (expense)	(21,100)	(21,506)

Net (Loss)	$(136,977)	$ (111,922)

See accompanying notes to these financial statements.

BUTTE CREEK BREWING COMPANY, LLC
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2003 and 2002

	2003	2002

Revenues	$ 438,753	$ 597,656

Cost of Sales	338,160	413,678

Gross Profit	100,593	183,978

Operating Expenses:
Depreciation	29,678	29,912
Member compensation	49,400	53,600
Rent	31,100	15,300
Salesman compensation	30,689	26,156
Other	96,330	131,971
Total operating expenses	237,197	256,939

Operating (Loss)	(136,604)	(72,961)

Other Income (Expense):
Interest (expense)	(30,082)	(43,444)
Gain on sale of building	-	98,007
Total other income(expense)	(30,082)	54,563

Net (Loss)	$ (166,686)	$ (18,398)

See accompanying notes to these financial statements.

BUTTE CREEK BREWING COMPANY, LLC.
STATEMENTS OF MEMBERS' (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
Members' (Deficit), January 1, 2002	$ (194,157)

Net loss	(18,398)

Members' (Deficit), December 31, 2002	$ (212,555)

Net loss	(166,686)

Members' (Deficit), December 31, 2003	$ (379,241)

Net loss	(136,977)

Members' (Deficit), September 30, 2004 (unaudited)	$ (516,218)

See accompanying notes to these financial statements.

BUTTE CREEK BREWING COMPANY, LLC
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
	2004	2003
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net (loss)	$ (136,977)	$ (111,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	21,079	22,258
Amortization of intangibles	849	1,468
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(31,205)	18,108
Inventory	11,675	39,173
Prepaid expenses and other	(1,278)	(1,524)
Increase (decrease) in:
Accounts payable	24,793	(13,791)
Accrued expenses and other	26,223	43,362
Net cash (used in) operating activities	(84,841)	(2,868)

Cash Flows from Investing Activities:
Purchase of property and equipment	(17,029)	(967)
Net cash (used in) investing activities	(17,029)	(967)

Cash Flows from Financing Activities:
Proceeds from advances	154,107	34,500
Payment on notes payable	(56,560)	(30,472)
Net cash provided by financing activities	97,547	4,028

Increase (Decrease) in Cash and Cash Equivalents	(4,323)	193
Cash and Cash Equivalents, beginning of period	21,202	5,074
Cash and Cash Equivalents, end of period	$ 16,879	$ 5,267
Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$ 22,857	$ 21,506

See accompanying notes to these financial statements.

BUTTE CREEK BREWING COMPANY, LLC
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
	2003	2002
Cash Flows from Operating Activities:
Net (loss)	$ (166,686)	$ (18,398)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	29,678	29,912
Amortization of intangibles	1,698	1,644
Bad debt expense	1,280	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	20,155	(24,419)
Inventory	(21,910)	(12,497)
Prepaid expenses and other	(1,924)	(15,332)
Increase (decrease) in:
Accounts payable	8,594	(9,764)
Accrued expenses and other	38,256	(3,838)
Net cash (used in) operating activities	(90,859)	(52,692)

Cash Flows from Investing Activities:
Purchase of property and equipment	(11,281)	(4,815)
Sale of property and equipment	-	320,684
Net cash provided by (used in) investing activities	(11,281)	315,869

Cash Flows from Financing Activities:
Proceeds from advances	134,965	-
Proceeds from issuance of notes payable	27,938	-
Payment on notes payable	(44,635)	(258,683)
Net cash provided by (used in) financing activities	118,268	(258,683)

Increase in Cash and Cash Equivalents	16,128	4,494
Cash and Cash Equivalents, beginning of period	5,074	580
Cash and Cash Equivalents, end of period	$ 21,202	$ 5,074
Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$ 30,082	$ 43,444

See accompanying notes to these financial statements.

BUTTE CREEK BREWING COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)

1.      Nature of Business and Significant Accounting Policies:

This summary of significant accounting policies of Butte Creek Brewing Company, LLC (Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in preparation of the financial statements.

Nature of Operations - Butte Creek Brewing Company, LLC ("Company") is a limited liability company organized under the laws of the State of California in October 1995. The Company is a manufacturer of craft beers, specializing in organic beers. The Company's primary market for its products are customers interested in the rapidly growing arena of organic products. Most of the Company's products are distributed in the western region of the United States with some distribution to several midwestern and eastern states.

Basis of Presentation - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained losses from operations, is delinquent on certain payables and has net capital and working capital deficits that raise substantial doubts about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management has taken and will continue to take steps to improve its liquidity by reducing costs, seeking additional financing and raising additional capital.

Revenue Recognition - The Company recognizes revenue from brewing operations when products are sold and delivered.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates. The Company's financial statements are based upon a number of significant estimates, the allowance for doubtful accounts, obsolescence of inventories and the estimated useful lives selected for property and equipment. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that the estimates for these items could be further revised in the near term and such revisions could be material.

Financial Instruments - The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their carrying amounts in the financial statements due to the short-term nature of these instruments.

Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

Concentrations - Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and cash equivalents, and trade accounts receivable. As of September 30, 2004 and December 31, 2003, the Company had no amounts of cash or cash equivalents in financial institutions in excess of amounts insured by agencies of the U.S. Government. Trade receivables are from customers in one geographic location, principally Northern California, USA. The Company does not require collateral for its trade accounts receivable.

Major Customers - A significant portion of the Company's revenues are generated in Northern California. Sales to unaffiliated customers which represent 10% or more of the Company's sales for the nine months ended September 30, 2004, and the years ended December 31, 2003 and 2002 were as follows (as a percentage of sales):

Customer	9/30/04	2003	2002
A	17%	18%	25%
B	13%	-	-

Purchases from unaffiliated vendors which represent 10% or more of the Company's purchases for the nine months ended September 30, 2004, and the years ended December 31, 2003 and 2002 were as follows (as a percentage of cost of sales):
Vendor	9/30/04	2003	2002
A	41%	48%	45%
B	-	14%	18%

Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Property and Equipment - Property and equipment are recorded at cost and depreciated over their estimated useful lives. The Company uses the declining-balance method of depreciation.

A summary of the estimated useful lives follows:
Machinery and equipment	15 years
Kegs and related equipment	7 years
Transportation equipment	5 years
Furniture and fixtures	7-10 years

Expenditures for maintenance and repairs which do not materially extend the useful lives of property and equipment are charged to earnings. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in earnings.

Impairment of Long-Lived Assets - The Company performs an assessment for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds estimated undiscounted future net cash flows, then impairment is recognized to reduce the carrying value to the estimated fair value.

Income Taxes - The Company is a Limited Liability Company (LLC) and has elected to file using Internal Revenue Service Form 1065 as a partnership, whereby all taxable income or losses flow through to the benefit of its members, and therefore no income tax provision has been included in the financial statements.

Comprehensive Loss - Comprehensive loss is defined to include all changes in members capital except those resulting from investments by owners and distributions to owners. Comprehensive loss was the same as net loss for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002.

Inventories - Inventories are carried at the lower-of -average cost or market.

Advertising - Advertising costs are expensed as incurred, and were $3,293 and $5,072 for the years ended December 31, 2003 and 2002, respectively, and $6,284 and $1,901 for the nine months ended September 30, 2004 and 2003, respectively.

Accounts Receivable - Accounts receivable are carried at estimated net realizable value. The Company has established an allowance for doubtful accounts based on factors pertaining to the credit risk of specific customers, historical trends and other information. Delinquent accounts are written off when it is determined that the amounts are uncollectible. The Company had an allowance for doubtful accounts of $1,280 at December 31, 2003.

Intangibles - Intangibles consist of logos, labels and artwork. Amounts are amortized using the straight-line method over five years, which is the estimated useful life of the intangibles.

Recent Accounting Pronouncements - There were various accounting standards and interpretations issued during 2004 and 2003, none of which are expected to have a material impact on the Company's consolidated financial position, operations or cash flows.

Interim Financial Statements - The balance sheet as of September 30, 2004 and the statements of operations and statements of cash flows for the nine month periods ended September 30, 2004 and September 30, 2003 and the statement of changes in member's deficit for the nine months ended September 30, 2004 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the financial position, results of operations, cash flows and changes in member's deficit for all periods presented have been made.

Members' Interest - No computation of Net Loss Per Unit is reported in the financial statements because the Company's Operating Agreement calls for the issuance of Members' Interests as a percentage based on 100% instead of issuing individual Members' Units. Therefore, no per unit (loss) data is reported.

Other - The Company has selected December 31 as its fiscal year end.

            The Company consists of one reportable business segment.

            All of the Company's assets are located in the United States of America.

2.     Inventories:

Inventories consisted of the following at September 30, 2004 and December 31, 2003:
	2004	2003
Raw materials	$ 36,416	$ 48,324
Work-in-process	6,570	1,864
Finished goods	31,135	36,847
Merchandise	3,395	2,156
	$ 77,516	$ 89,191

3.      Property and Equipment:

Property and equipment consisted of the following at September 30, 2004 and December 31, 2003:
	2004	2003
Machinery and equipment	$ 379,727	$ 372,096
Kegs and related equipment	78,789	69,954
Transportation equipment	8,606	8,606
Furniture and fixtures	4,237	3,673
	471,359	454,329
Accumulated depreciation	314,632	293,552
	$ 156,727	$ 160,777

Depreciation expense for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002 was $21,079, $29,678 and $29,912, respectively.

4.     Lines of Credit:

The Company has available a $25,000 line of credit, with interest at the rate of 14.25%. The note is uncollateralized but guaranteed by a related party. The Company had $24,322 and $24,441 outstanding on September 30, 2004 and December 31, 2003, respectively.

The Company has available a $15,400 line of credit with interest at the rate of 27.98%. The note is uncollateralized but guaranteed by a related party. The Company had $11,326 and $12,089 outstanding on September 30, 2004 and December 31, 2003, respectively.

5.     Notes Payable:

	2004	2003

Note to a bank, payable in monthly installments of $1,488, including interest at the Wall Street Journal prime rate plus 3%, maturing September 2004, collateralized by substantially all the assets of the Company.

	$ 1,478	$ 13,003
Note to a financial corporation, payable in monthly installments of $1,906, including interest at the rate of 9%, maturing September 2006, collateralized by substantially all the assets of the Company and pledged assets of a related party.	43,046	56,776
Note to a financial corporation, payable in monthly installments of $1,106, including interest at the rate of 11.5%, maturing October 2005, collateralized by substantially all the assets of the Company.	12,964	21,387
Note to an unrelated party, payable in one payment, including interest at the rate of 18%, maturing December 31, 2004. The note is uncollateralized.	-	17,947
Note to a related party, payable in monthly installments of $555, with no interest, maturing May 2005, collateralized by selected equipment.	4,445	8,880
Note to a related party, payable in monthly installments of $300, including interest at the rate of 8%, maturing December 2004. The note is uncollateralized.	8,136	8,136
Note to a related party, payable in monthly installments of $500, exclusive of interest at the rate of 8%, maturing December 2004. The note is uncollateralized.	10,098	10,598
	80,167	136,727
Less Current Maturities	56,379	86,256
	$ 23,788	$50,471

Maturities of notes payable and long-term debt are as follows:
Year Ending December 31, 2005	$ 32,463
2006	18,008
$ 50,471

6.     Management Fees Payable:

The Company's Operating Agreement provided certain guarantees to the managers for management fees during the first five years of existence. Portions of these guarantees were not paid during the five year period and portions of these guarantees were deferred for the first two years of the five year period. According to the Operating Agreement, interest at 8% per annum was to be accrued on the deferred portion of the management fees. Also, an original employee accepted a reduced salary while employed and agreed to defer the payment of the reduced salary amount until such time as the managers received their management fees. As of September 30, 2004 and December 31, 2003, the total amount of unpaid management fees and salaries was $229,441 and $226,361, respectively, including accrued interest of $29,780 and $26,700 on the deferred portion as of each date, respectively. Interest expense for the nine months ended September 30, 2004 was $3,080 and $4,107 each for the years ended December 31, 2003 and 2002.

7.     Delinquent Payables:

At September 30, 2004 and December 31, 2003 the Company had outstanding payroll tax liabilities of $18,187 and $7,062, respectively. Of these amounts $6,639 and $2,988 are considered delinquent.

At September 30, 2004 and December 31, 2003 the Company had outstanding rent obligations on its operating facility of $17,950. The Company and its landlord have entered into an agreement whereby the landlord will not proceed with collection actions to enforce its rights under the lease as long as the Company pays current rent and 8% interest on the outstanding rent obligation timely.

California Redemption Value (CRV) is collected on all package sales to retailers, processed through the California Department of Conservation and refunded through the State's recycling program. The United States Bureau of Alcohol, Tobacco and Firearms ("BATF") and various state agencies collect excise taxes often referred to as "alcohol taxes" with the amount based on the volume of beer sold. At September 30, 2004 and December 31, 2003, the Company had CRV and excise taxes payable of $34,080 and $19,484, respectively. Of these amounts, $31,383 and $17,869 are considered delinquent.

8.     Related Party Transactions:

In addition to related party transactions disclosed elsewhere in the notes to the financial statements, the Company is a party to the following related party transaction.

On September 28, 2002, the Company, under the terms of its existing facility lease, exercised an option to purchase the brewery land and building for $208,009, including expense of sale. The Company then sold the building for $400,000 to a member with less than 1% ownership. This resulted in a net capital gain of $98,007. The Company then entered into a lease agreement with the member for an initial period of five years.

Future minimum lease payments under this agreement are as follows:
Year Ending December 31, 2004	$ 31,800
2005	31,800
2006	31,800
Six months ending September 30, 2007	16,500
$ 111,900

On July 1, 2007, the Company has the option to extend the term of the lease for an additional five year term upon the same terms and conditions, except for rent, which shall be subject to negotiation.

9.     Contingencies:

Pursuant to the Company's Operating Agreement, during the Company's sixth year of existence and thereafter, the managers are entitled to receive fair and equitable compensation for their services as guaranteed salary. Such compensation was to be set after consultation with the management advisory committee and written notice to the Company's members. The compensation became binding unless members representing at least 40% of the non-manager interests objected within 30 days of receipt of the compensation notices. Any dispute would be resolved by binding arbitration under the Rules of the American Arbitration Association in California. Although the managers received compensation, said compensation during the years in question was significantly below market and believed by management to not represent fair and equitable compensation for services rendered (2004 - $50,400, 2003 - $49,400 and 2002 - $53,600). In light of the reduced compensation, no notices were delivered to the members. Although members were not notified, the Operating Agreement provides no specific recourse to the members for non-notification and therefore, a contingency exists with respect to this matter, the ultimate resolution of which cannot presently be determined.

10.    Subsequent Events:

Effective October 6, 2004, the Company executed a definitive Asset Purchase and Sale Agreement with Golden West Brewing Company, Inc., a California corporation ("Golden West"). Under the terms of the Acquisition Agreement, Golden West plans to purchase substantially all of the business assets of the Company. In consideration of these assets, Golden West has agreed to the following consideration:
*	the payment of $350,000 in cash (of which $289,072 and $134,965 was advanced as of the September 30, 2004 and December 31, 2003, respectively);
*	the assumption by Golden West of not more than $300,000 in liabilities of the Company; and
*	the issuance of an aggregate of 200,000 shares of common stock of Golden West to be held in escrow and adjusted for any excessive working capital deficiencies as of the effective date.

In accordance with the Acquisition Agreement, closing is scheduled to take place on January 2, 2005, with an effective date of January 1, 2005. In order to complete the acquisition, Golden West will require the approval of the California Department of Alcoholic Beverage Control ("California ABC"), which issues licenses to manufacture and sell beer in the State of California, and the United States Bureau of Alcohol, Tobacco and Firearms ("BATF"), which issues permits allowing the manufacture of fermented malt beverages.

Index to Pro Forma Financial Statements

GOLDEN WEST BREWING COMPANY, INC. (GOLDEN)

BUTTE CREEK BREWING COMPANY, LLC (BUTTE)

Pro Forma Combined Financial Statements (Unaudited)

Pro Forma Financial Statements:

Balance Sheet	P-2 & P-3
Statements of Operations	P-4 & P-5
Notes to Pro Forma Financial Statements	P-6

GOLDEN WEST BREWING COMPANY, INC. (GOLDEN)
BUTTE CREEK BREWING COMPANY, LLC (BUTTE)
PROFORMA BALANCE SHEET
(Unaudited)
	GOLDEN	BUTTE		Adjustments
	September 30, 2004	September 30, 2004		DR		CR	Combined
ASSETS
Current Assets:
Cash	$ -	$ 16,879		$ -		$ -	$ 16,879
Stock subscription receivable	22,500	-		-		-	22,500
Advance to affiliates	-	-	(1)	289,072	(3)	289,072	-
Inventory	-	77,516		-		-	77,516
Accounts receivable	-	69,588		-		-	69,588
Total Current Assets	22,500	163,983		289,072		289,072	186,483
Property and equipment, net of
accumulated depreciation	-	156,727		-		-	156,727
Excess of cost over carrying of net			(3)	316,124	(4)	377,052	-
assets acquired			(3)	60,928			-
Intangibles	985	2,238		-		-	3,223
Other assets	15,251	-		-		-	15,251
TOTAL ASSETS	$ 38,736	$ 322,948		$ 666,124		$ 666,124	$ 361,684

GOLDEN WEST BREWING COMPANY, INC. (GOLDEN)
BUTTE CREEK BREWING COMPANY, LLC (BUTTE)
PROFORMA BALANCE SHEET
(Unaudited)
	GOLDEN	BUTTE		Adjustments
	September 30, 2004	September 30, 2004		DR		CR	Combined
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Liabilities:
Current Liabilities:
Accounts payable and accrued	$ 31,699	$ 204,838	(2)	$ 20,653		$ -	$ 215,884
expenses
Notes and advances payable,	17,082	289,072	(2)	289,072	(3)	60,928	78,010
related parties
Lines of credit payable	-	35,648		-		-	35,648
Management fees payable	-	229,441	(2)	229,441		-	-
related parties
Notes payable, other, current	-	33,699		-		-	33,699
Notes payable, related party, current		22,680		-		-	22,680
Total Current Liabilities	48,781	815,378		539,166		60,928	385,921
Note payable, net of current portion		23,788				-	23,788
Total Liabilities	48,781	839,166		539,166		60,928	409,709
Stockholders' (Deficit):
Preferred stock	-	-		-		-	-
Common stock	141	-			(3)	20	161
Additional paid-in capital	312,859	-			(3)	49,980	362,839
Members' (deficit)	-	(516,218)	(3)	22,948	(2)	539,166	-
(Deficit) accumulated during	(323,045)	-	(4)	377,052	(1)	134,965
development stage					(1)	154,107	(411,025)
Total Stockholders' /Members' (Deficit)	(10,045)	(516,218)		400,000		878,238	(48,025)
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$ 38,736	$ 322,948		$ 939,166		$ 939,166	$ 361,684

GOLDEN WEST BREWING COMPANY, INC. (GOLDEN)
BUTTE CREEK BREWING COMPANY, LLC (BUTTE)
PROFORMA STATEMENTS OF OPERATIONS
Year ended December 31, 2003
(Unaudited)
	GOLDEN
	(From inception,
	December 23, 2003
	through
	December 31,	BUTTE	Pro Forma Adjustments
	2003)	Year	DR	CR	Combined
Revenue	$ -	$ 438,753	$ -	$ -	$ 438,753
Cost of Sales	-	338,160			338,160
Gross Profit		100,593			100,593
Operating Expenses	447	237,197			237,644
Net Operating (Loss)	(447)	(136,604)	-	-	(137,051)
Other (expense)	(134,965)	(30,082)	134,965	134,965	(165,047)
Net (Loss)	$ (135,412)	$ (166,686)	$ 134,965	$ 134,965	$ (302,098)
Net (Loss) per common share					$ (0.19)
Shares outstanding after business combination					1,612,000

GOLDEN WEST BREWING COMPANY, INC. (GOLDEN)
BUTTE CREEK BREWING COMPANY, LLC (BUTTE)
PROFORMA STATEMENTS OF OPERATIONS
Nine Months Ended September 30, 2004
(Unaudited)
			Pro Forma Adjustments
	GOLDEN	BUTTE	DR	CR	Combined
Revenue	$ -	$ 491,906	$ -	$ -	$ 491,906
Cost of Sales		330,904			330,904
Gross Profit		161,002			161,002
Operating Expenses	33,526	276,879			310,405
Net Operating (Loss)	(33,526)	(115,877)	-	-	(149,403)
Other (expense)	(154,107)	(21,100)	242,087	154,107	(263,187)
Net (Loss)	$ (187,633)	$ (136,977)	$ 242,087	$ 154,107	$ (412,590)
Net (Loss) per common share					$ (0.26)
Shares outstanding after business combination					1,612,000

GOLDEN WEST BREWING COMPANY, INC. (GOLDEN)
BUTTE CREEK BREWING COMPANY, LLC (BUTTE)

NOTES TO PRO FORMA FINANCIAL STATEMENTS
(Unaudited)

(1)       General

On October 6, 2004, GOLDEN and BUTTE entered into an Asset Sale and Purchase Agreement whereby GOLDEN would buy the assets of BUTTE in exchange for $350,000 cash, payment of $300,000 assumed liabilities by GOLDEN, and 200,000 shares of common stock of GOLDEN. The agreement is effective January 1, 2005 and is contingent upon the approval of the California Department of Alcoholic Beverage Control and the United States Bureau of Alcohol, Tobacco and Firearms. The purchase price is contingent upon certain working capital requirements of BUTTE, and if not met, the purchase price will be reduced dollar for dollar. As of September 30, 2004, GOLDEN had advanced $289,072 of the purchase price to BUTTE. This business combination between GOLDEN and BUTTE will be accounted for as a purchase of BUTTE by GOLDEN.

(2)       Pro Forma Information

The pro forma financial statements give effect to the acquisition of BUTTE by GOLDEN as if the acquisition had taken place at the beginning of the respective periods. Certain related party payables were cancelled by the various related parties and accounted for as part of the purchase price.

(3)       Pro Forma Adjustments

(1)	This entry gives effect to reversing the valuation allowance for advances to BUTTE.
(2)	This entry gives effect to the elimination of liabilities not being assumed by GOLDEN.
(3)	This entry gives effect to the elimination of intercompany equity accounts and the issuance of the 200,000 shares of common stock.
(4)	This entry gives effect to the provision for valuation allowance for goodwill.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Golden West Brewing Company, Inc.

1,000,000 Shares of Common Stock

__________________, 2004

No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS
Page
Prospectus Summary
Risk Factors
Certain Market Information
Forward-Looking Statements		____________________________
Dividend Policy
Capitalization		Prospectus
Selected Financial Data		____________________________
Management Discussion
Business
Management
Certain Transactions		_______ ___, 2004
Principal Stockholders
Use of Proceeds
Description of Securities
Legal Matters
Experts
Additional Information

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

       The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

       a.       The Company's Certificate of Incorporation permit and its By-laws require the Company to indemnify officers and directors to the fullest extent permitted by the Delaware Business Corporation Law (DBCA). The Company has also entered into agreements to indemnify its directors and executive officers to provide the maximum indemnification permitted by Delaware law. These agreements, among other provisions, provide indemnification for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred in any action or proceeding, including any action by or in the right of the Company.

       Article XIII of the Company's By-laws permits the Company to indemnify its directors, officers, employees and agent to the maximum extent permitted by the DBCA. Section 317 of the DBCA provides that a corporation has the power to indemnify and hold harmless a director, officer, employer, or agent of the corporation who is or is made a party or is threatened to be made a party to any threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss actually and reasonably incurred by such person in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably in connection therewith.

       If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its stockholders. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

       Where any such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless order by a court), indemnification is made by the corporation upon determination by it that indemnification of such person is proper in the circumstances because such person has met the applicable standard or conduct.

       A corporation may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification.

       The indemnification rights provided in Section 317 of the DBCA are not exclusive of additional rights to indemnification for breach of duty to the corporation and its stockholders to the extent additional rights are authorized in the corporation=s articles of incorporation and are not exclusive of any other rights to indemnification under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, with as to action in his or her office and as to action in another capacity which holding such office.

*     *     *

          b.      Article VII, Section 1 of Registrant's Certificate of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

          c.      Article VII, Section 2. of Registrant's Certificate of Incorporation provides, in part:

                    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section 2 of Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Item 25.    Other Expenses of Issuance and Distribution.

       The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:
SEC Filing Fee	$ 100
Printing Expenses	2,500
Accounting Fees and Expenses	12,500
Legal Fees and Expenses	30,000
Blue Sky Fees and Expenses	2,500
Registrar and Transfer Agent Fee	500
Miscellaneous	1,900
Total	$ 50,000

Item 26.    Recent Sales of Unregistered Securities.

          1.           In December 2003, we sold to eight investors an aggregate of 700,000 shares of common stock in consideration of $135,000 in cash and property. Each investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment purposes and were subject to appropriate transfer restrictions and restrictive legend, were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

          2.           In June 2004, we issued to four investors an aggregate of 487,000 shares for total consideration of $121,750. Each investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment purposes and were subject to appropriate transfer restrictions and restrictive legend, were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

          3.          In September 2004, we issued to three investors an aggregate of 225,000 shares of common stock in consideration of $46,250. Each investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment purposes and were subject to appropriate transfer restrictions and restrictive legend, were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

          4.          In December 2004, we issued to two investors an aggregate of 88,000 shares of common stock in consideration of $22,000. Each investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment purposes and were subject to appropriate transfer restrictions and restrictive legend, were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

Item 27.     Exhibits

       a.    The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:
Exhibit No.		Title
	2.1	Asset Purchase and Sale Agreement dated October 8, 2004
	3.1	Amended and Restated Certificate of Incorporation
	3.2	By-Laws
	4.1	2004 Equity Incentive Plan
	4.2	Form of Subscription Agreement
	4.3	Specimen common stock certificate
	5.1	Opinion of Clifford L. Neuman, P.C.
*	10.1	Lease Agreement
	10.2	Form of Escrow Agreement
	21.0	List of Subsidiaries
	23.1	Consent of Clifford L. Neuman, P.C. (incorporated into Exhibit 5.1)
	23.2	Consent of Schumacher & Associates, Inc.
	23.3	Consent of Schumacher & Associates, Inc.

_________________
*	To be filed by amendment

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:
1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");
	(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
	(iii)	Include any additional or changed material information on the plan of distribution.
2.

That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Vacaville, California, on the 16th day of December, 2004.
GOLDEN WEST BREWING COMPANY, INC., a Delaware corporation
By: /s/ Brian Power Brian Power, President

POWER OF ATTORNEY

       Each of the undersigned officers and directors of Golden West Brewing Company, Inc., hereby constitutes and appoints Brian Power, President and Director of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form SB-2, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Golden West Brewing Company, Inc. and on the dates indicated.
Signature	Title	Date
/s/ John C. Power John C. Power	Director	December 16, 2004
/s/ Brian Power Brian Power	Chief Executive Officer, President and Director	December 16, 2004
/s/ J. Andrew Moorer J. Andrew Moorer	Secretary, Chief Financial Officer and Director	December 16, 2004